UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Smart Balance, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Smart Balance, Inc.
115 West Century Road, Suite 260
Paramus, New Jersey 07652

To Stockholders:

You are cordially invited to attend a special meeting of the Smart Balance, Inc. stockholders at 10:00 AM local time on Thursday, January 21, 2010 at the Saddle Brook Marriott located at 138 New Pehle Ave., Saddle Brook, New Jersey 07663. The attached notice of special meeting and proxy statement describes all known items to be acted upon by stockholders at the meeting and describes other details related to the meeting.

It is important that your shares are represented at the special meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the enclosed proxy card by mail. Please vote your shares as soon as possible. This is your meeting and your participation is important. We hope you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy card as promptly as possible. If you attend the meeting, you may revoke your proxy and vote in person.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Stephen B. Hughes
Chairman and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Stockholders:

A special meeting of stockholders of Smart Balance, Inc. (the “Company” or “Smart Balance”) will be held at the Saddle Brook Marriott located at 138 New Pehle Ave., Saddle Brook, New Jersey 07663, on January 21, 2010, beginning at 10:00 AM local time. At the meeting, the holders of the Company’s outstanding common stock will be asked:

(1)	To approve the proposed Second Amended and Restated Smart Balance, Inc. Stock and Awards Plan, which has been revised to include provisions designed to make the awards of stock options and performance-based restricted stock granted in the future under the plan constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);
(2)	To approve the stock option awards previously granted to the Company’s chief executive officer, chief financial officer, two other executive officers and four other officers under the Amended and Restated Smart Balance, Inc. Stock and Awards Plan and the Amended and Restated Smart Balance, Inc. Inducement Award Plan so that awards constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code; and
(3)	To transact any other business as may properly come before the meeting or any adjournment or postponement.

Stockholders of record at the close of business on December 14, 2009 are entitled to notice of and to vote at the special meeting and any postponements or adjournments.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card. If your shares are held in the name of a bank, broker or other nominee, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

By order of the board of directors,

Stephen B. Hughes
Chairman and Chief Executive Officer

December 18, 2009

i

111 WEST CENTURY ROAD
SUITE 260
PARAMUS, NEW JERSEY 07652

SPECIAL MEETING OF STOCKHOLDERS

To Be Held January 21, 2010

PROXY STATEMENT

The board of directors of Smart Balance, Inc. (the “Company” or “Smart Balance”) is soliciting proxies from its stockholders to be used at a special meeting of stockholders to be held on Thursday, January 21, 2010, beginning at 10:00 AM local time at the Saddle Brook Marriott located at 138 New Pehle Ave., Saddle Brook, New Jersey 07663, and at any postponements or adjournments. This proxy statement is being sent to stockholders on or about December 18, 2009.

ABOUT THE SPECIAL MEETING

Why did I receive these materials?

Our board of directors is soliciting proxies for a special meeting of stockholders to be held on Thursday, January 21, 2010. You are receiving a proxy statement because you owned shares of our common stock on December 14, 2009, the record date for the special meeting, and that ownership entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the special meeting, the voting process, the compensation of directors and executive officers and other information that the Securities and Exchange Commission requires us to provide to our stockholders.

How may I obtain information about Smart Balance?

This proxy statement is available online at: http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26110. Stockholders can also access our other filings with the SEC on our website at www.smartbalance.com.

Who is entitled to vote at the special meeting?

Only stockholders of record at the close of business on the record date, December 14, 2009, are entitled to receive notice of and to participate in the special meeting. If you were a stockholder of record on the record date, you will be entitled to vote all of the shares that you held on that date at the special meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote on each matter considered at the meeting for each outstanding share of Smart Balance common stock you owned as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 62,630,683 shares of common stock, representing the same number of votes, were outstanding.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the special meeting or by proxy without attending the special meeting. We urge you to vote by proxy even if you plan to attend the special meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Voting by Proxy Card. You may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of common stock represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the board. The board and management do not now intend to present any matters at the special meeting other than those outlined in the notice of the special meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by the proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I return my proxy card?

Yes. You may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company or mailing a proxy bearing a later date or by attending the special meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your bank, broker or other nominee or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the special meeting in person and so request, although attendance at the special meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors and will pay all expenses associated with this solicitation. We have retained Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902 to aid in the solicitation of proxy materials for a fee of $5,000 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

What vote is required to approve each item?

Each of the proposals being presented at the special meeting requires for approval the affirmative vote of the majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal.

How are votes counted?

For each proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting and, thus, have the same effect as a vote against the matter.

If you hold your shares in “street name,” the Company has supplied copies of its proxy materials for the special meeting to the bank, broker or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you. Your bank, broker, or other nominee is permitted to vote your shares on the proposals being present at the special meeting without receiving voting instructions from you.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares covered by each proxy card and voting instruction card that you receive.

Where can I find the voting results of the special meeting?

The Company intends to announce the preliminary voting results at the special meeting and publish the final results in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

How may I obtain a copy of Smart Balance’s bylaw provisions regarding stockholder proposals and director nominations?

You may contact the corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Who may attend the special meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the special meeting of the stockholders. Photo identification will be required (a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a bank, broker or other nominee, the stockholder must bring a proxy or a letter from that bank, broker or other nominee or their most recent account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the record date.

PROPOSALS TO BE SUBMITTED FOR STOCKHOLDER VOTE

ITEM 1 — APPROVAL OF OUR PROPOSED SECOND AMENDED AND RESTATED
COMPANY STOCK AND AWARDS PLAN

Summary of Proposal and Revisions

Our board of directors has unanimously approved and recommends that the Company’s stockholders vote “FOR” the approval of our Second Amended and Restated Company Stock and Awards Plan, which has been revised to include provisions designed to make the stock options and performance-based restricted stock granted in the future under the Amended Stock Plan be deemed “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. With certain exceptions, Section 162(m) of the Code limits the ability of the Company to deduct for federal income tax purposes compensation paid to the Company’s chief executive officer and generally the next three most highly compensated executive officers to $1 million per executive per taxable year unless the compensation in excess of $1 million is considered “qualified performance-based compensation” within the meaning of Section 162(m) or is otherwise exempt from Section 162(m).

If the Amended Stock Plan is approved by stockholders, the Company will be able to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to these executives as a result of stock option and performance-based restricted stock grants.

We refer to our Second Amended and Restated Company Stock and Awards Plan in this proxy statement as the “Amended Stock Plan” and we refer to the Amended and Restated Company Stock and Awards Plan, which does not give effect to the revisions described in this proxy statement as the “Stock Plan.”

The Stock Plan was originally adopted by stockholders at a special meeting on May 17, 2007, and was amended to authorize an additional 2,500,000 shares under the Stock Plan by a stockholder vote at the annual meeting held on May 21, 2008. The Stock Plan was amended and restated effective August 7, 2008 in order to bring it into full compliance with the requirements of Section 409A of the Code. Of the 12,150,000 shares reserved for issuance under the Amended Stock Plan, awards for 1,354,000 shares remained available for grant as of December 10, 2009. It has recently come to our attention that although the Stock Plan was intended to provide for awards considered to be “qualified performance-based compensation,” the Stock Plan was not in compliance with the requirements of the Code necessary for awards granted under the Stock Plan to actually be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Therefore, in addition to our compensation committee deeming certain previously-granted stock options unexercisable as discussed in Item 2 below, our board of directors has approved the Amended Stock Plan, subject to adoption by stockholders, which includes the revisions described below intended to make the stock options and performance-based restricted stock granted under the Amended Stock Plan be deemed to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

The Stock Plan did not previously include an annual limit on awards as required for awards to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The Amended Stock Plan provides that the maximum number of shares of our common stock that may be the subject of awards of stock options, restricted stock or restricted stock units granted to a participant in any calendar year may not exceed 3,000,000 shares.

In addition, as modified, the Amended Stock Plan provides for grants of performance-based stock to participants that are employed at or above a level of Vice President, subject to certain terms and conditions as follows. The Amended Stock Plan provides that the award letter with respect to such grants must specify the number of shares of performance-based stock to which it relates, the performance goals which must be satisfied in order for restrictions thereon to lapse, and the performance cycle within which such performance goals, must be satisfied. Our compensation committee will no longer have the ability to choose additional performance goals, and performance goals must be based on one or more of the following criteria with respect to the Company or its business units:

•	revenue;
•	cash flow;

•	net cash provided by operating activities;
•	net cash provided by operating activities less net cash used in investing activities;
•	cost of goods sold;
•	ratio of debt to debt plus equity;
•	profit before tax;
•	gross profit;
•	net profit;
•	gross sales;
•	net sales;
•	product units sold;
•	earnings before interest and taxes;
•	earnings before interest, taxes, depreciation and amortization;
•	fair market value of shares;
•	basic earnings per share;
•	diluted earnings per share;
•	return on shareholder equity;
•	average accounts receivable (calculated by taking the average of accounts receivable at the end of each month);
•	average inventories (calculated by taking the average of inventories at the end of each month);
•	return on average total capital employed;
•	return on net assets employed before interest and taxes;
•	economic value added; and
•	return on year-end equity.

Under the Amended Stock Plan, the performance cycle, within which performance goals must be satisfied, must be at least one year and may not be greater than five years. Moreover, the performance goals with respect to a performance cycle must be established in writing by our compensation committee no later than ninety (90) days after the commencement of the performance cycle, and in any event while the performance relating to the performance goals remains substantially uncertain.

Under the Amended Stock Plan, at the time of the granting of an award of performance-based restricted stock, or at any time thereafter, subject to certain restrictions, our compensation committee may provide for the manner in which performance will be measured against the performance goals (or may adjust the performance goals) to reflect losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesign, structural changes/outsourcing, foreign exchange impacts, the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events. Prior to the lapsing of any restrictions with respect to any award of performance-based restricted stock, the compensation committee must certify in writing that the applicable performance goal has been satisfied to the extent necessary for such award to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. An award of performance-based restricted stock may be reduced at any time before payment or lapsing of restrictions.

The Amended Stock Plan will not allow for the grant of equity awards to consultants or other non-employees (other than directors) who provide services to the Company or our affiliates, as currently permitted under the Stock Plan. Participation will be limited to permanent (defined as employees working at least 32 hours a week) full-time employees and directors of the Company or our affiliates.

Description of the Amended Stock Plan

We consider our Amended Stock Plan to be stockholder-friendly because it contains provisions such as:

•	No re-pricing of stock options without obtaining prior stockholder approval;
•	No grants of stock options with an exercise price less than the fair market value of our common stock on the date of grant; and
•	A limit on the number of stock options, restricted stock and restricted stock units that are able to be awarded annually.

In addition, the revisions described above are designed to make the certain awards granted under the Amended Stock Plan deductible by the Company for federal income tax purposes. The following is a brief description of certain important features of the Amended Stock Plan, the full text of which is attached as Annex “A.” This summary does not purport to be complete and is qualified in its entirety by reference to Annex “A.”

General

The Amended Stock Plan is intended to promote the long-term growth and financial success of the Company and to increase stockholder value by attracting and retaining officers and employees of Smart Balance and its Affiliates (as defined in the Amended Stock Plan). The Amended Stock Plan provides for the granting of stock options, restricted stock, restricted stock units and stock awards to officers, directors, and full-time employees.

Administration

The Amended Stock Plan is administered by the compensation committee and a subcommittee of the compensation committee of the board of directors of Smart Balance, except to the extent the board of directors delegates its authority to another committee of the board, which we refer to as the administrator. All members of the subcommittee of the compensation committee must satisfy the requirements for independence of SEC Rule 16b-3 and remain qualified as “outside directors” within the meaning of section 162(m) of the Internal Revenue Code.

The administrator has the authority to administer and interpret the Amended Stock Plan, to determine the participants to whom awards will be granted under the Amended Stock Plan and, subject to the terms of the Amended Stock Plan, the type and size of each award, performance conditions, the terms and conditions of cancellation and forfeiture of awards and the other features applicable to each award or type of award. The administrator may modify outstanding awards, waive any conditions or restrictions imposed with respect to awards or the stock issued pursuant to awards and make any and all other determinations that it deems appropriate, subject to the limitations contained in the Amended Stock Plan, including prohibitions against re-pricing and provisions designed to maintain compliance with the requirements of sections 162(m) and 409A of the Code, as well as other applicable laws and stock exchange rules.

Eligibility

All “participants” in the Amended Stock Plan, defined by the Amended Stock Plan as permanent full-time employees (those employees working at least 32 hours a week) and directors of the Company and our affiliates, are eligible to receive awards under the Amended Stock Plan. Participation is discretionary, and awards are subject to approval by the administrator. As of the date hereof, approximately four executive officers, seven directors, and seventy-three employees are eligible to receive awards under the Amended Stock Plan.

Shares Subject to the Amended Stock Plan

An aggregate of 12,150,000 shares of our common stock are reserved for issuance under the Amended Stock Plan. As of December 10, 2009, awards for 1,354,000 shares remained available for future issuance.

The administrator may adjust the maximum number of shares of common stock that may be issued under the Amended Stock Plan in order to prevent dilution or enlargement of benefits available under the Amended Stock Plan in connection with a recapitalization, stock split, merger, consolidation or similar corporate transaction. Additionally, shares used by a participant to exercise an option, and shares withheld by Smart Balance to cover the withholding tax liability associated with the exercise of an option, are not counted toward the maximum number of shares that may be issued under the Amended Stock Plan and, accordingly, will not reduce the number of shares that will be available for future awards.

Shares of common stock issued in connection with awards under the Amended Stock Plan may be shares that are authorized but unissued, or previously issued shares that have been reacquired, or both. If an award under the Amended Stock Plan is forfeited, canceled, terminated or expires prior to the issuance of shares, the shares subject to the award will be available for future grants under the Amended Stock Plan.

Types of Awards

To date, the Company has only granted stock option awards under the Stock Plan. However, the following types of awards may be granted under the Amended Stock Plan:

•   Restricted Stock.  A restricted stock grant is an award of outstanding shares of our common stock that does not vest until after a specified period of time, or in the case of performance-based restricted stock as described above upon the satisfaction of other performance goals as, and which may be forfeited if the performance goals are not met. Restricted stock must have a restriction period of at least one year. No restricted stock has been awarded under the Stock Plan.

•   Restricted Stock Units.  An award of a restricted stock unit grants a participant the right to receive shares of our common stock or restricted stock at a future time upon the completion of performance goals set by the administrator or upon the passage of time. Restricted stock units must have a restriction period of at least one year. Participants have no rights with respect to the restricted stock except as set forth in the underlying award agreement. No restricted stock units have been awarded under the Stock Plan.

•   Stock Options.  An award of a stock option under the Amended Stock Plan grants a participant the right to purchase a certain number of shares of our common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of the common stock on the grant date. The term of a stock option may not exceed 10 years from the date of grant. The exercise price may be paid by any of the means described below under “Payment of Exercise Price.”

The types of awards that may be granted under the Amended Stock Plan described above are subject to the conditions, limitations, restrictions, vesting, forfeiture and provisions determined by the administrator, in its sole discretion, subject to such limitations as are provided in the Amended Stock Plan. The number of shares subject to any award is also determined by the administrator, in its discretion, provided that the maximum number of shares that may be the subject of awards granted to a participant in any calendar year may not exceed 3,000,000. At the discretion of the administrator, awards may be made subject to or may vest on an accelerated basis upon the achievement of performance criteria set forth in the participant’s award agreement.

Payment of Exercise Price

The administrator may determine the method or methods for payment of the exercise price. The administrator may also provide that stock options can be net exercised that is exercised by issuing shares having a value approximately equal to the difference between the aggregate value of the shares as to which the option is being exercised and the aggregate exercise price for such number of shares.

Prohibition Against Re-pricing

The Amended Stock Plan prohibits the issuance of awards in substitution for outstanding awards or any other adjustment that would constitute a re-pricing of awards (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule).

Participant Termination Provisions

If a participant’s employment is terminated for cause, all awards previously granted, whether or not vested, are immediately forfeited retroactive to the date the participant first engaged in the conduct that was the basis for such termination. Upon terminations other than due to cause, death, or disability, unless the award agreement provides otherwise, all non-vested awards are forfeited and the participant has 90 days to exercise all vested options. If a participant dies or becomes disabled, all non-vested options immediately vest and the participant has one year to exercise all options. In addition, awards of performance-based restricted stock may not be accelerated where a participant ceases to be an officer or employee due to any reason other than death, disability, or upon a change of control.

Change of Control

Unless an award agreement provides otherwise, upon a change of control, all unvested options will vest, all restrictions on restricted stock will lapse, and all restricted stock units will vest and be converted into Shares.

Non-Transferability

By its terms, an award granted under the Amended Stock Plan is not transferable other than (i) by will or the laws of descent and distribution or (ii) until the option has been exercised or the limitations under a restricted stock or restricted stock unit have lapsed.

Amendment and Termination

The Amended Stock Plan will terminate on May 21, 2017. The Amended Stock Plan may be amended or terminated by the board at an earlier date, provided that no amendment that would require stockholder approval under any applicable law or regulation (including the rules of any exchange on which our shares are then listed for trading), may become effective without stockholder approval. In addition, stockholder approval is required for any amendment to the re-pricing provisions and any decrease in the one-year restriction period for restricted stock and restricted stock units. Finally, the authorized number of shares of common stock reserved for issuance under the Amended Stock Plan may not be increased without stockholder approval.

Certain United States Federal Income Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences of transactions under the Amended Stock Plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Restricted Stock Grants

A participant generally will not be taxed at the time a restricted stock grant is awarded, but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income recognized will equal the fair market value of the shares subject to the award that are then vesting. Participants may elect to be taxed based on the fair market value of the shares at the time of grant by making an election under Section 83(b) of the Code within 30 days of the award date. If an award with respect to which a participant has made such an election under Section 83(b) is subsequently canceled, no deduction or tax refund will be allowed for the amount previously recognized as income.

Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, we will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant with respect to a stock grant award.

Non-Qualified Stock Options

Generally, a participant will not recognize taxable income on the grant of a non-qualified stock option provided the exercise price of the option is equal to the fair market value of the underlying stock at the time of grant. Upon the exercise of a non-qualified stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of the common stock received on the date of exercise and the option exercise price. The participant will recognize ordinary income upon the exercise of the option even though the shares acquired may be subject to further restrictions on sale or transferability. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, we will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the participant upon exercise.

Generally, upon a subsequent sale of shares acquired in an option exercise, the difference between the sale proceeds and the cost basis of the shares sold will be taxable as a capital gain or loss.

Stock-Based Awards

A participant will recognize taxable income on the grant of unrestricted stock, in an amount equal to the fair market value of the shares on the grant date. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, we will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant with respect to such a stock award. Other rules apply with regard to other forms of stock-based awards.

Withholding

Smart Balance retains the right to deduct or withhold, or require the participant to remit to his or her employer, an amount sufficient to satisfy federal, state and local and foreign taxes required by law or regulation to be withheld with respect to any taxable event as a result of the Amended Stock Plan.

Certain Limitations on Deductibility of Executive Compensation

With certain exceptions, Section 162(m) of the Code limits the ability of the Company to deduct for federal income tax purposes compensation paid to certain executives to $1 million per executive per taxable year unless the compensation in excess of $1 million is considered “qualified performance-based compensation” within the meaning of Section 162(m) or is otherwise exempt from Section 162(m). As described in greater detail above, the Amended Stock Plan reflects revisions designed so that stock options and performance-based restricted stock should constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

Treatment of “Excess Parachute Payments”

The accelerated vesting of awards under the Amended Stock Plan upon a change of control of Smart Balance could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the participant. Smart Balance would not be able to deduct the excess parachute payments made to a participant.

Additional Taxes to Participants

Under regulations issued under Section 409A of the Code, if awards under the Amended Stock Plan are neither exempt from section 409A nor compliant with section 409A, the participant will be required to include the value of the award in income at the time the award vests and will be required to pay an additional 20% income tax, plus interest. All awards under the plan are intended either to be exempt or compliant with Section 409A of the Code.

Required Vote

Approval of the Amended Stock Plan requires the affirmative vote of holders of a majority of the shares of our common stock represented, in person or by proxy, and entitled to vote on the Amended Stock Plan. Abstentions will therefore have the same effect as a vote against the Amended Stock Plan. Broker non-votes and the failure to vote will have no effect on the outcome of the vote, assuming the presence of a quorum of more than 50% of the outstanding shares of our common stock.

Future Amended Stock Plan Awards

Awards are subject to discretion and therefore, it is not possible to determine the number of awards that will be granted to any executive or employee in the future under the Amended Stock Plan. The chart lists the awards that were granted under the Stock Plan in 2009 and the grant date fair value of the equity award calculated in accordance with FAS 123R. No awards were granted to the named executive officers in 2009 through December 10, 2009.

	Options	Dollar Value
Stephen B. Hughes Chairman and CEO	0	0
Robert S. Gluck Vice chairman and COO (CFO until January 2008)	0	0
Alan S. Gever Chief financial officer	0	0
John F. Konzelmann Vice president, controller and principal accounting officer	0	0
Executive Officers as a Group	0	0
Non-Executive Directors as a Group	0	0
Non-Executive Officer Employee Group	422,500	1,321,592

Recommendation

If the Amended Stock Plan is not approved by stockholders, the Stock Plan will remain in effect without the revisions described above. As such, the Company will not be able to grant stock options and performance-based awards that constitute deductible “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. However, stock options, restricted stock and restricted stock unit awards, that do not constitute “qualified performance-based compensation,” within the meaning of Section 162(m) of the Code may continue to be granted to eligible participants under the Stock Plan. Our board of directors believes that it is in the best interests of the Company that the stockholders approve the Amended Stock Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE SECOND AMENDED AND RESTATED SMART BALANCE, INC. STOCK AND AWARDS PLAN.

ITEM 2 — APPROVAL OF STOCK OPTION GRANTS MADE TO CERTAIN EXECUTIVES

Our board of directors unanimously recommends that the Company’s stockholders vote “FOR” the approval of the following stock option awards, which were previously granted to officers of the Company as described below. As discussed below and in Item 1 above, it has recently come to our attention that our Stock Plan and our Amended and Restated Smart Balance, Inc. Inducement Award Plan were not in compliance with the requirements of the Code necessary for awards under the Plans to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, as we intended. Because the stock options previously granted under these awards do not qualify for the intended treatment under Section 162(m) of the Code, the compensation committee determined that stock options granted to certain officers under these Plans are not presently exercisable.

These stock option awards were previously granted in furtherance of the board of directors’ strong belief that providing executives with an opportunity to increase their ownership of common stock in the Company aligns their interests with stockholders. Providing equity grants enables the Company to attract and retain outstanding executives and employees. In addition, our Company believes that stock options are more consistent with our incentive based philosophy since executives do not realize any value on their stock options unless the value of the Company increases.

So that these stock options constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, we are submitting them for stockholder approval. If these stock option awards are not approved by stockholders, they will be cancelled. If the stock option awards are approved, these stock options will be exercisable to the extent vested, and continue to vest in accordance with their terms. These options are as follows:

Name	Grant Date	Exercise Price	Number of Securities Underlying Time-Based Options	Number of Securities Underlying Time-Based Options Vested As of December 10, 2009(1)	Number of Securities Underlying Performance-Based Options(2)
Stephen B. Hughes	5/21/07	$9.85	750,000	375,000	750,000
Robert S. Gluck	6/8/08	$8.54	250,000	62,500	250,000
	5/21/07	$9.85	750,000	375,000	750,000
Alan S. Gever	1/7/08	$9.58	175,000	43,750	175,000
	6/4/07	$10.07	125,000	62,500	125,000
John F. Konzelmann	6/11/07	$10.00	125,000	62,500	125,000
Peter Dray	4/1/08	$9.58	25,000	6,250	25,000
	5/21/07	$9.85	200,000	100,000	200,000
Greg Venner	6/11/07	$10.00	300,000	150,000	300,000
Norman Matar(3)	1/7/08	$9.58	300,000	75,000	300,000
Terry Schulke	6/18/07	$9.92	300,000	150,000	300,000

(1)	These option are subject to time vesting in equal installments over a four year period on the anniversary of the date of grant. On January 7, 2010, an additional 43,750 options held by Mr. Gever and an additional 75,000 options held by Mr. Matar will vest in accordance with their terms.
(2)	50% of these options will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 consecutive trading days. The remaining 50% of the options will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 consecutive trading days.
(3)	Mr. Matar’s options were granted pursuant to the Amended and Restated Smart Balance, Inc. Inducement Award Plan. This plan was not required to be approved by stockholders under the rules of the Nasdaq. No shares of common stock remain available for issuance under the Company Inducement Award Plan. However, the Company intended that awards granted under this plan be deemed “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

Recommendation

If these stock option awards are not approved by stockholders, they will be cancelled. These stock option awards granted to the officers in 2007 and 2008 were intended to qualify for the 162(m) exemption described above at the time of grant. If they are approved, these stock options would be exercisable to the extent vested and continue to vest in accordance with their terms. These option awards were, and continue to be an essential component of our compensation package and provide the executives with an opportunity to increase their ownership of common stock in the Company which aligns their interest with stockholders. Therefore, our board of directors believes that it is in the best interests of the Company and its stockholders that the stockholders approve the granting of these awards.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE GRANT OF STOCK OPTIONS.

EXECUTIVE COMPENSATION

Executive Officers

Information regarding our executive officers is provided below:

Name	Age	Title
Stephen B. Hughes	54	Chairman of the board, chief executive officer and director
Robert S. Gluck	59	Chief operating officer, vice chairman and director
Alan S. Gever	54	Executive vice president and chief financial officer
John F. Konzelmann	61	Vice president, controller and principal accounting officer

Stephen B. Hughes has been our chairman of the board, chief executive officer and director since our inception. Mr. Hughes served as the sole officer and director of Hughes Consulting, Inc. from 2004 to 2007. From 2004 to 2007, Mr. Hughes served as a director of The Cambridge Group, a leading demand strategy consulting firm headquartered in Chicago, Illinois. While with Cambridge, Mr. Hughes led or participated in securing new marketing strategy engagements with a number of major consumer packaged goods companies. From 2002 to 2004, Mr. Hughes served first as vice president of sales and then as the senior vice president of marketing and sales for White Wave Foods Company, a division of Dean Foods Company. In June 2004, Mr. Hughes was also named senior vice president of marketing and research and development for Dean Foods’ newly formed White Wave division, a $1.1 billion division with brands including Silk, Horizon, International Delight, Land-o-Lakes and Marie’s. From 2000 to 2002, he served as chairman of the board and chief executive officer of Frontier Natural Product, Inc., a privately held cooperative providing distribution services, organic ingredients and spices to the natural foods industry.

Robert S. Gluck has been a vice chairman and a member of our board of directors since November 2005. On May 14, 2007, he assumed the duties of our chief financial officer until January 7, 2008, when he was named chief operating officer. From 2000 to 2004, Mr. Gluck served as the senior vice president and chief financial officer of Unilever United States, Inc. Mr. Gluck has also provided consulting services to companies throughout the food industry through his consulting firm, Matthew Robert Associates, LLC, where he specialized in strategic planning, financial operations review, mergers and acquisitions, divestitures, competitive analysis and peer group benchmarking. In February 2006, Mr. Gluck became the president of Kristian Regale, a private company engaged in the sparkling juice business. Mr. Gluck has no active day-to-day management role with either Matthew Robert Associates, LLC or Kristian Regale.

Mr. Gluck holds a Bachelors degree in marketing from the New York Institute of Technology and an MBA in finance from St. John’s University. He is a member of Financial Executives Institute, the Association for Corporate Growth, the Food Marketing Institute, and the National Restaurant Association.

Alan S. Gever served as our vice president of financial planning and analysis until January 7, 2008, when he was appointed to be our executive vice president and chief financial officer. Mr. Gever has a broad-based knowledge of the financial, accounting and administrative functions of a business. While serving as our vice president of financial planning and analysis, Mr. Gever was responsible for leading many internal planning, financial operations, and investor relations efforts. Mr. Gever served, from 1992 to 1999, as chief financial officer and general manager of the Nabisco Refrigerated Foods Group which sold consumer branded margarine and egg substitute products. In 2000, Mr. Gever founded ShareMax.com, an internet-based provider of strategic sourcing services to the consumer packaged goods industry. From 2001 to 2003 Mr. Gever served as chief financial officer of the Ultimate Juice Company which was, at the time, the nation’s largest fresh juice manufacturer with juice brands such as Naked Juice, Orchid Island, and Zeigler’s along with Saratoga Spring bottled water. From 2003 to May 2007, Mr. Gever was a principal of Northpointe Consulting Group LLC providing management consulting services to startup and small-cap companies primarily in the food and beverage industry.

Mr. Gever received his bachelor’s degree in business management from Seton Hall University in New Jersey.

John F. Konzelmann has been the principal accounting officer since June 2007. Mr. Konzelmann has a broad-based knowledge of the financial, accounting and administrative functions of a business. From June 2005 to June 2007, Mr. Konzelmann served as the vice president, controller and chief accounting officer of Alpharma, Inc. He served as assistant corporate controller and director of financial reporting of Unilever United States Inc. from 2000 until April 2004. From 1994 to 2000, Mr. Konzelmann served as assistant corporate controller of Bestfoods, prior to Unilever’s acquisition of Bestfoods.

Mr. Konzelmann is a certified public accountant and holds a bachelors degree and a masters in business administration from Fairleigh Dickinson University in New Jersey.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objectives

This discussion addresses compensation with respect to 2008 for Stephen B. Hughes, our chairman and chief executive officer, Robert S. Gluck, our vice chairman and chief operating officer, Alan S. Gever, our executive vice president and chief financial officer, and John F. Konzelmann, our vice president, controller and principal accounting officer. We refer to these individuals as our “named executive officers.”

In accordance with Rule 3b-7 of the Securities Exchange Act of 1934, we have determined that we only have four executive officers. All policy decisions for the Company are made by these four executive officers. Our business operates as a “virtual business,” with a relatively small number of employees (60 as of December 31, 2008). We outsource our manufacturing, distribution and certain selling activities to third parties. Our four executive officers make up approximately 7% of our total employees.

The Company operates in the relatively new, challenging and dynamic healthy lifestyle sector of the packaged food industry where innovation, product development and execution are the keys to success. In such an environment, our ability to succeed depends upon our ability to attract, retain and motivate outstanding leaders and team members to help develop and execute our business strategy.

In keeping with our vision and strategy, the Company’s compensation program is designed to attract, retain and motivate executives who are capable of delivering superior business results in this extremely competitive healthy lifestyle sector of the packaged food industry. We compensate our executives through a mix of base salary, incentive bonus and long-term equity compensation with an emphasis on incentives that reward strong business performance and achievement. Our compensation programs are designed to be competitive, but try to avoid pay elements like perquisites that do not directly support the Company’s values and business strategy even if common in the marketplace. A heavy emphasis is placed on multi-year incentives in order to align the interest of management with stockholders.

In addition to the above overriding principles, our compensation committee relies on the following guidelines to assist it in setting compensation levels (both short and long term) for executives:

•	total compensation should be closely tied to the success of the Company and each executive’s contribution to that success;
•	compensation programs should be flexible so that, without increasing total compensation for all executives, there is an opportunity for greater compensation for superior performance balanced by the risk of lower compensation when performance is less successful; and
•	compensation programs are designed to emphasize pay for performance for all employees, not just executive officers, although as the level of responsibility for an employee declines, a larger percentage of the employee’s total compensation becomes fixed with a smaller opportunity for greater reward.

In this regard, the Company’s philosophy is that senior management has a stronger and more direct impact on the Company achieving its strategic and business goals and therefore a larger percentage of their compensation should be performance based. Nonetheless, the Company believes all employees, especially ones employing the unique business model of the Company, contribute to the success of the organization and it is therefore advisable to incentivize all employees with some performance-based compensation.

For all compensation decisions, the compensation committee considers all aspects of an employee’s compensation. In making its decisions, the compensation committee does not consider any aspect of its compensation program in isolation. Rather, it considers the total compensation that may be awarded, including base salary, incentive bonus and long-term incentive compensation such as stock options. The compensation committee’s goal is to award compensation that is reasonable in relation to the achievement of the Company’s business strategy and objectives and consistent with the Company’s compensation philosophy and objectives.

Oversight of Compensation

The compensation committee is responsible for analyzing and recommending for approval to the board the material terms of all executive compensation arrangements, compensation and benefit packages. The board has delegated the authority to the compensation committee to determine and award stock options and other performance based compensation subject to section 162(m) of the Internal Revenue Code. The compensation committee determines the compensation, including performance based compensation, of the named executive officers. With respect to officers other than the chief executive officer and chief operating officer, the compensation committee will consider the input of the chief executive officer and the chief operating officer.

The compensation committee conducts reviews of the Company’s compensation policies and strategies at least annually and oversees and evaluates the Company’s overall compensation structure and programs. In this regard, on February 6, 2009 and again on February 19, 2009, the compensation committee held two meetings to review the Company’s compensation policies and strategies, especially in light of recent economic events. At these two meetings, the compensation committee, among other things, reviewed the Company’s compensation philosophy and objectives to determine whether they were still serving the best interests of the Company and its shareholders and whether any changes or revisions, either to the overall philosophy and objectives or specific parts of the compensation package, were warranted due to recent events. The compensation committee reviewed the compensation philosophy to determine whether any portion of the compensation program is encouraging executives to take unnecessary and excessive risks. After extensive review and discussion, the Committee determined that: (1) its current compensation philosophy and objectives still adequately serve the interests of the Company and its shareholders; (2) the specifics of the compensation package align senior management’s interests with the shareholders; (3) the heavy dependence on more performance-based compensation strengthens the Company’s ability to achieve its strategic goals; (4) there are some areas where improvements can be made in specific portions of the compensation plan to achieve our goals and objectives, such as our stock option plan discussed below; and (5) the various elements of the compensation package do not encourage executives to take unnecessary risks. The specifics of the compensation committee’s decisions will be discussed in each section of the Compensation Discussion and Analysis. Through December 10, 2009, the compensation committee met 8 additional times.

The compensation committee relies upon outside advisors to assist in program design and develop program elements. During 2008, the compensation committee retained Frederic W. Cook & Co., Inc., who assisted it in connection with the increase in the number of stock options available in our stock plan, the creation of the inducement stock option plan and a review of board compensation. In 2008, we paid Frederic W. Cook & Co. approximately $15,000.

Competitive Considerations

Unlike most of our competitors, the Company operates as a “virtual business” model where it outsources all non-proprietary activities such as manufacturing. In addition, the Company has an aggressive growth plan with the goal of being a $500 million revenue company in the next three to four years. This business model and growth plan places a premium on attracting and retaining outstanding talent while keeping total headcount at a minimum. The Company recruits talent that is capable of delivering the superior aggressive business results contained in the Company’s strategic plan in this unique environment. This unique business model, especially for a packaged food company, places more responsibility on the Company’s senior management team than their counterparts in more traditional business environments. Given the unique aspects of this business model and with an aggressive growth plan, the compensation committee does not attempt to maintain specific target percentile for the compensation levels of its senior management team and does not benchmark with other companies. In making compensation decisions, the compensation committee reviews information from a number of different sources including our performance relevant to broad public indexes such as NYSE, NASDAQ and the Russell 2000 index. The compensation committee is in the process of identifying other relevant sources of information to assist in its compensation decisions, but none will involve benchmarking because the unique nature of our business as a “virtual business” and our aggressive growth strategy make it very difficult to identify comparable companies with whom to benchmark.

Cash Compensation Structure

Cash compensation consists of a base salary and an annual incentive bonus, which is only payable if threshold targets are met. Executives’ cash compensation, consisting of base salary and an annual incentive bonus, is determined based upon pre-established tiers. Each tier provides for a fixed base salary and an annual incentive bonus measured as a percentage of base salary. The Company currently has eight tiers with the more senior employees having a greater percentage of their total cash compensation attributable to the annual incentive bonus. The Company believes that more senior executives have a greater ability to impact achievement of strategic and financial goals and therefore, even though their salaries may be higher than lower tiers, the percentage of their performance-based compensation should be higher in relation to their total cash compensation. Cash compensation will not deviate from the pre-established tiers except in unique situations, such as new hire situations in order to be market competitive for a uniquely qualified individual or in the case of base salary increases or incentive bonuses to reward extraordinary performance.

Cash compensation levels are intended to be market competitive given the uniqueness of the Company’s business model and the aggressive growth strategy. We believe this approach is reasonable given the experience and skill level of the executives necessary to thrive in this environment and the absence of other benefits such as a pension plan. After the recent review of all aspects of the Company’s compensation philosophy and package for 2008, the compensation committee is reviewing the specifics of its total cash compensation program for all senior management personnel for 2009.

Base Salary

Base salary is determined for each individual that reflects the individual’s job responsibilities, experience, value to the Company and demonstrated performance. No merit increases were given to any executive officer or senior management in 2008 (except for Mr. Konzelmann who received a 6.25% increase commencing July 1, 2008). It is the compensation committee’s intention to review base salaries annually for all executive officers and senior management and compensation decisions will be based on the executive’s performance in the preceding calendar year. In 2008, the compensation committee decided not to the review of the named executive officers for purposes of salary adjustments because the performance period would only have covered a seven-month period (the date of the GFA acquisition of May 21, 2007 until the end of the year). The timing of the annual reviews will coincide with the Company’s practice of commencing salary adjustments on July 1 of each year for all other employees.

The 2008 base salary of Stephen B. Hughes and Robert S. Gluck was set at $500,000 and $400,000, respectively, the annual base salary of Alan Gever was set at $275,000 and the annual base salary of Jack Konzelmann was set at $200,000, increasing to $212,500 on July 1, 2008. In making the decision to increase the salary of Mr. Konzelmann, we considered the following factors: (i) that Mr. Konzelmann’s position as Principal Accounting Officer of the Company requires a great deal of responsibility and expertise in the general area of financial reporting and accounting; (ii) that Mr. Konzelmann has made a strong impact and contribution to the Company by providing accounting expertise to the Company with respect to a very complex merger transaction with GFA; (iii) that the retention of Mr. Konzelmann was vital to the Company due to his talent and experience relating to accounting and, in particular, the complex accounting caused by the GFA merger; (iv) that Mr. Konzelmann is responsible for an accounting department of 8 people who have largely been hired following the GFA merger; and (v) Mr. Konzelmann’s base salary.

In connection with its annual performance reviews and base salary adjustments, if any, the compensation committee will base its determination on a number of factors, including:

•	the nature and responsibility of the position;
•	the experience of the individual executive;
•	the impact and contribution of the individual executive in assisting the Company to achieve its strategic goals and objectives;
•	the importance of retaining the individual executive along with assessing the market for someone of the executive’s talent and experience;
•	leadership skills;

•	the recommendation of the chief executive officer and chief operating officer (except in the case of their own compensation);
•	in the case of the chief executive officer, the input of the nominating and governance committee with respect to the chief executive officer’s performance in the area of corporate governance.

The compensation committee obtained the input of Frederic W. Cook & Co., Inc. to assist the committee in analyzing the cash compensation levels of its senior executives and officers for the 2009 annual reviews. In connection with these reviews, the compensation committee approved a salary increase of 8% for each named executive officer other than Mr. Konzelmann in July 2009, the first salary increases for the named executive officers (other than an increase for the chief financial officer in connection with his promotion) since they became employed by the Company. The annual salary for each named executive officer is now as follows: $540,000 for Mr. Hughes, $432,000 for Mr. Gluck, $297,000 for Mr. Gever, and $212,500 for Mr. Konzelmann.

Annual Non-Equity Incentive Bonus

The objectives of the Company’s non-equity incentive bonus program are to encourage and support profitable growth of the Company’s business by measuring the Company’s success against meeting or exceeding annual performance goals. For 2008, the board identified net revenue and EBITDA as the two key metrics because growth in these two areas was perceived to be most closely aligned with increasing stockholder value. After discussion with investment bankers in early 2008, we concluded that we are identified as a high-growth company and our value would be more heavily weighted to our growth in net revenue. Although we determined that our value was primarily related to growth in net revenue, we also included the more traditional measure of EBITDA to ensure a fair return to our stockholders because we determined that our growth in revenue should not be without growth in profit. Net revenues are based on the Company’s year-end audited financial statements, and EBITDA is calculated by taking the sum of net income of the Company and its subsidiaries plus interest charges, taxes, depreciation and amortization all established in accordance with the Company’s senior secured debt financing loan documentation. Incentivizing executives to maximize top line revenues and cash flow is consistent with the Company’s philosophy of rewarding results which are most likely to lead to increased stockholder value. All employees will be measured against these two key metrics, except in the case of sales employees whose incentive bonus may be measured against their own unique metrics.

All employees are eligible to participate in the bonus program with target bonus percentages ranging from 10% – 100% of base salary. Lower bonus percentages apply to employees who have a limited ability to impact operating results while higher percentages are assigned to more senior executives who have a bigger impact on the Company’s ability to increase net revenues and cash flows. Participants who are not employed for the full year are eligible for a prorated bonus. In order to receive a bonus, a participant must be employed with the Company on the date the bonus is paid.

Bonuses are determined on a calendar year basis and are based upon net revenue (60% of bonus pool) and EBITDA (40% of bonus pool) thresholds, targets and maximums established by the compensation committee. The bonus opportunities for obtaining the threshold, target or maximum levels are shown for our named executive officers in the “Grant of Plan-Based Awards in 2008” table located elsewhere in this proxy statement. The amount of the actual bonus earned by a named executive officer, if any, is determined by the compensation committee. No bonuses are paid unless the threshold is achieved, with the threshold amounts set at approximately 85% of the target. Thresholds will always be set at a level higher than actual results from the prior year except in extremely unusual situations such as in deflationary economy. If target numbers are achieved, as determined by the compensation committee, 100% of the target bonus is earned. In 2008, the range of bonus percentage earned between threshold and target started at 0% (for meeting threshold) with straight-line interpolation up to 100% if the target is reached. In future periods, the Company may increase the starting percentage for reaching the threshold. Employees may be entitled to up to 200% of a targeted bonus in the event the Company exceeds the target revenue or EBITDA established by the board of directors with straight-line interpolation of results between target and the maximum.

For all executives, any bonus amount over the target percentage of base salary is not to be paid until the following year and then it will only be paid if the Company meets or exceeds both the revenue and EBITDA results for that year. In the event the Company fails to meet or exceed prior-year results in both areas, the excess bonus will not be paid. This “clawback provision” is consistent with the Company’s philosophy of only rewarding sustainable growth. No bonus is paid or accrued if it would cause an event of default under the Company’s first or second lien credit facility.

The following table illustrates the percentage of base salary that would have been earned (without regard to the clawback provision described above that would require the Company to meet or exceed the performance measure in the following year for the executive to earn amounts over the target percentage of base salary) as a bonus upon achieving the corresponding performance measure in 2008 for each of our named executive officers.

Possible 2008 Cash Incentive Bonus as a Percentage of Annual Base Salary

	Threshold*	Target	Maximum**
Stephen B. Hughes	0%	100%	200%
Robert S. Gluck	0%	80%	160%
Alan S. Gever	0%	50%	100%
John F. Konzelmann	0%	35%	70%

*	Bonuses are not awarded until the threshold level is exceeded. Assuming the threshold is exceeded but target is not achieved, then the executive would be awarded a percentage of the targeted bonus by using straight-line interpolation between threshold and target.
**	Assuming the target is exceeded, then the executive would be awarded the target bonus plus a percentage of the target bonus by using straight-line interpolation between target and maximum. However, any award over the target bonus would be subject to the clawback provision described above.

In 2008, we established threshold, target and maximum net revenue of $235 million, $260 million and $280 million, respectively, and a threshold, target and maximum EBITDA of $33 million, $36 million and $42 million, respectively. However, no bonuses were paid to the named executive officers in 2008 as the Company failed to achieve the thresholds primarily due to extraordinary increases in commodity costs and a steep decline in the overall economy. In December 2008, we authorized the payment of a one-time discretionary bonus in the aggregate amount of approximately $1.0 million, which was paid to all employees other than the named executive officers and other senior management positions. In making this decision, we noted that the Company had performed well since the GFA merger in May 2007 and also significantly increased its marketing, trade and promotional spending during the year, which should have the effect of increasing the value of the Company (although it decreased the Company’s EBITDA). The Company did not pay the discretionary bonuses to the named executive officers because the Company did not want to stray from its previously announced plan in the middle of a performance cycle.

Payment of annual incentive bonuses is consistent with the Company’s philosophy of rewarding employees for consistently achieving high performance expectations over time. In establishing threshold, target and maximum revenue and EBITDA goals, the Company will use as its benchmark its mission to achieve net revenue of $500 million in the next three to four years.

For 2009, we have increased the percentage allocation to EBITDA, with EBITDA now accounting for 50% of bonus pool and the other 50% changed from a net sales to a units sold measure to eliminate the effect of increased commodity prices and corresponding sales price increases on bonus determinations. We believe that in today’s economy, more focus has been placed on profitability and have revised our weighting to better reflect this new belief. In March 2009, the compensation committee adopted the revised Company Financial Incentive Program and the 2009 Bonus Plan. The board of directors approved the 2009 Bonus Plan in March. Under the 2009 Bonus Plan, bonuses are determined on a quarterly, rather than annual, basis and may be paid after each quarter’s EBITDA and units sold are determined, if approved by the compensation committee. In May, the compensation committee approved first quarter bonuses for 2009 in the aggregate amount of $1,063,854, of which the following went to the named executive officers: $125,000 for Mr. Hughes. $80,000 for Mr. Gluck, $34,375 for Mr. Gever, and $18,594 for Mr. Konzelmann. In August, the compensation committee approved second quarter bonuses for 2009 in the aggregate amount of $1,082,968, of which the following went to the named executive officers: $125,000 for Mr. Hughes. $80,000 for Mr. Gluck, $34,375 for Mr. Gever, and $18,594 for Mr. Konzelmann. In November, the compensation committee approved third quarter bonuses for 2009 in the aggregate amount of $1,206,807, of which the following went to the named executive officers (although payment was deferred): $135,000 for Mr. Hughes, $86,400 for Mr. Gluck, $37,125 for Mr. Gever, and $19,245 for Mr. Konzelmann. These bonuses were paid in December. Also, in December, the compensation committee authorized the fourth quarter bonuses for 2009 in an aggregate amount that may not exceed $1,150,000. The actual aggregate bonus amount to be paid in respect of the fourth quarter, and the actual amounts of the fourth quarter bonuses to be paid to each of the named executive officers will be determined by the compensation committee after the Company’s fiscal year-end EBITDA and units sold are determined. In addition, in August, the compensation committee approved a special one-time bonus payment of $65,000 to Mr. Gever and $35,000 to Mr. Konzelmann in recognition of each of their contributions to the Company in implementing an enterprise resource planning system that will result in significant cost savings for the Company over time.

Equity Incentives

Overview

The Company strongly believes that providing executives with an opportunity to increase their ownership of common stock in the Company aligns their interests with stockholders. We maintain our Stock Plan in order to promote the long-term growth and financial success of the Company and substantially increase stockholder value by attracting and retaining outstanding executives, employees, consultants and advisors. At our annual meeting on May 21, 2008, the stockholders of the Company authorized an amendment to the Stock Plan to increase the number of shares available under the plan to 12,150,000, an increase of 2,500,000 shares from the original plan. We are presently asking for stockholder approval of our Amended Stock Plan as discussed in Item 1.

No restricted stock or restricted stock units have been awarded because the Company believes that stock options are more consistent with the Company’s incentive based philosophy and aligns executives’ interests more closely with the interests of stockholders. Our executives do not realize any value on their stock options (as opposed to restricted stock) unless the value of the Company increases. The Company may decide to award restricted stock or restricted stock units in the future. Although executives realize value from restricted stock and restricted stock units regardless of whether the value of the Company increases, awards of restricted stock and restricted stock units can benefit our stockholders because they generally involve fewer shares and therefore are less dilutive than stock options.

Approximately 56% of our stock option awards are subject to time vesting. Normal time vesting is over a four-year period in equal installments. The four-year vesting schedule, which is longer than the most common practice, reflects the Company’s philosophy of designing benefit plans to provide for longer-term retention. Except in the case of death or disability, all unvested time options are forfeited upon termination of employment.

The remaining 44% of our stock options are subject to performance vesting, which is tied to the achievement of stock price hurdles of the Company’s stock. One-half of the stock options subject to performance vesting will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 consecutive trading days. The remaining one-half will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 consecutive trading days. On May 21, 2007, we completed a private placement of common stock and Series A convertible preferred stock in order to raise a portion of the proceeds necessary to finance the acquisition of GFA. The time and performance vesting stock options were coordinated with providing our private placement investors an attractive rate of return on their investment before executives would realize their performance based stock options. The first vesting hurdle of $16.75 was established to provide private placement investors with approximately a 125% return on their initial investment and the second vesting hurdle of $20.25 was established to provide private placement investors with approximately a 175% return on their initial investment.

The compensation committee relied on the recommendations made by its compensation consultant when it granted each of the named executive officers stock option awards upon each of their respective appointments to serve as a named executive officer. Since that time, the compensation committee has made additional awards, if any, by considering the same factors it utilizes in making salary adjustments in addition to considering the number of stock options owned by the named executive officer and the option exercise price of those stock options. Only Robert S. Gluck and Alan S. Gever have received any additional stock option awards after consideration of the awards criteria by the compensation committee in connection with their promotions to the position of chief operating officer and chief financial officer, respectively.

Our named executive officers’ stock options vest 50% over time and 50% based on performance because the committee has determined that these positions have greater influence over the performance of the Company than lower-level employees and, therefore, having a greater percentage of performance based stock options align the executive’s interests more with our stockholders’ interests.

Other Recent Developments

At the February 2009 compensation committee meetings, the committee spent a considerable amount of time analyzing the advisability of re-pricing the Company’s stock options. The committee expressed concern that despite the strong performance of its named executive officers, other senior management and employees as a whole, the Company’s stock price was $2-$4 below the average strike price for employee stock options. The committee expressed concern that one of the key elements of its incentive based compensation program was not, at this point in time, having its desired effect. The committee noted that all of the named executive officers stock options had exercise prices higher than the market price of the Company’s common stock despite the Company having a relatively good year in relation to other companies in this difficult economy. Therefore, the Company faces an increased risk of not being able to retain the highly talented individuals necessary to achieve the Company’s aggressive growth plan and other strategic objectives. The compensation committee noted that despite the worst economic downturn in decades, the Company was able to (1) increase market share in the spreads category each quarter, (2) launch a robust line of new products, (3) increase average items per store from approximately fourteen to twenty and (4) grow revenues on an operating basis by 26% for the full year and 31% in the second half of 2008. After considerable discussion, the compensation committee nonetheless determined that it was not in the Company’s or stockholders’ interest to implement a stock option re-pricing program. The committee noted that the stock option program was still relatively new and option holders still had eight years or more to exercise vested options. Although no action was taken at that time, the compensation committee indicated that it would continue to monitor this situation and re-address this topic if circumstances change. The committee believes that the retention of the current senior management would place the Company in the best position to achieve its goals and objectives. The compensation committee will continue to review the stock option program in order to effectively address this issue.

The compensation committee plans on engaging the input of Frederic W. Cook & Co., Inc. for assistance in determining whether it is advisable to develop an alternative compensation program for its named executive officers and senior management team to help bridge the current shortfalls in the Company’s stock option program.

Change-in-Control Payments

Change-in-Control Agreements

Each of our named executive officers has a change-in-control agreement. The Company believes these change-in-control arrangements effectively create incentives for our executives to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements. The change in control agreements are reviewed annually.

Our change-in-control arrangements for our executive officers are “double trigger,” meaning that no payments (other than the immediate vesting of all unvested stock options described below) are made upon a change-in-control unless the executive’s employment is terminated involuntarily (other than for cause) or a voluntary termination for “good reason” within 24 months following a change-in-control. We believe this structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant payments in connection with such a transaction and are no longer required to continue employment to earn the benefits under these agreements.

In August 2008, we revised our change-in-control agreement to specify that if payments we make in connection with a change-in-control would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code, the payments to the executive will be “grossed-up” to cover excise taxes only if they exceed $100,000. Previously, the tax gross up payment would have been paid regardless if the amount exceeded $100,000. Our compensation committee believes that this strikes an appropriate balance between the potential harm to the executive and the impact on our stockholders.

Please refer to the section entitled “Potential Payments Upon A Change-In-Control or Termination Following A Change-In-Control” for a complete description of the change-in-control agreements.

Change-in-Control Provisions in Stock Option Award Agreements

In accordance with out standard form of stock option award agreement, all outstanding stock options would immediately vest upon a change-in-control (with or without the employee being terminated) for each of our named executive officers and all other employees receiving stock options. The compensation committee believes that arrangement was necessary to attract and retain our high level employees as other companies typically offer such an arrangement as a standard practice and in order to be competitive, we also needed to offer this arrangement. On the recommendation of the compensation committee, the board of directors amended the stock option award agreements in August 2008 in order to have the award agreements more aligned with the interests of stockholders by, among other things, restricting the definition of a change-in-control.

Retirement: 401(k) and Profit-Sharing Plan

To provide executives with the opportunity to save for retirement on a tax-deferred basis, the Company sponsors a 401(k) plan. Pursuant to the plan, the Company matches dollar for dollar employee contributions up to a maximum of 5%. The predecessor company (GFA) maintained a 401(k) plan and the Company deemed it advisable to continue the 401(k) plan to retain legacy employees. In 2008, three of our named executive officers participated in the Company’s 401(k) plan.

Non-Qualified Deferred Compensation Plan

The Company sponsors a non-qualified deferred compensation plan that allows named executive officers to defer compensation to a later date that otherwise would be paid when earned. The deferred compensation plan became effective as of January 1, 2008. The purpose of the deferred compensation plan is to attract and retain key employees by providing each plan participant with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation (if any). Many of the Company’s competitors with whom we compete for talented, experienced executives have similar deferred compensation plans. In 2008, one of our named executive officers participated in the deferred compensation plans.

Stock Ownership and Holding Policy

The Company does not currently have a stock ownership and holding policy for its executive officers, principally because our stock option plan is relatively new and option holders have not yet exercised vested options. As the stock option program matures, the compensation committee will monitor the situation and determine if a stock ownership and holding policy is justified to further strengthen the alignment of named executive officer and stockholder interests.

Policy Regarding Recoupment of Compensation

In 2008, the compensation committee revised its Stock Plan to require an employee who is terminated for cause to forfeit all awards previously granted to the employee retroactive to the date the employee first engaged in the conduct that was the basis for such termination. In addition, the compensation committee authorized a revision to its standard change of control agreements to require a forfeiture of any change of control benefit other than accrued compensation (as defined in the change of control agreement) through the date of termination in the event a change of control recipient was terminated for cause. The compensation committee made these revisions because they determined that it would be inappropriate to reward employees who engage in inappropriate behavior. The compensation committee has discussed expanding these forfeitures to include recovery of profits realized from the sales of securities and recovery of other forms of incentive compensation in situations where the Company is required to restate its financial statements.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid to senior executives over $1,000,000 in any fiscal year. However, the disallowance of tax deductions does not apply to certain qualifying performance-based compensation.

The compensation committee reviews all of its compensation plans and agreements at least annually as they relate to Section 162(m). In connection with such review, it has recently come to our attention that our Stock Plan and Inducement Plan were not in compliance with Section 162(m). Therefore, the outstanding stock options to eight of our employees, including our named executive officers, have been deemed unexercisable pending shareholder approval. Additionally, we have amended our Stock Plan which is also being submitted for shareholder approval.

Although the compensation committee has not authorized any compensation award to any named executive officer which would result in non-deductible compensation expenses and even though the compensation committee has taken affirmative steps to avoid this result, the compensation committee has not adopted any formal policy precluding it from approving compensation for named executive officers which would not be fully deductible under section 162(m).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Sincerely,

James E. Lewis
Gerald J. Laber
James B. Leighton
Robert F. McCarthy

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table for 2006, 2007 and 2008

The following table summarizes the compensation of our chief executive officer, our chief financial officer, our chief operating officer (who served as our chief financial officer from May 2007 until January 2008) and our principal accounting officer for the years ended December 31, 2006, 2007 and 2008. We refer to these individuals as our “named executive officers.”

None of our executive officers or directors received any compensation for services rendered prior to our initial business combination on May 21, 2007 although they were reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf that occurred prior to our initial business combination.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) $	All Other Compensation ($)		Total ($)
Stephen B. Hughes Chairman and CEO	2008	$500,000		—	—	$2,148,269	—	—	—		$2,648,269
	2007	$397,477	(3)	—	—	$1,316,617	—	—	$8,034,762	(4)	$9,748,856
	2006	—		—	—	—	—	—	—		—
Robert S. Gluck Vice chairman and COO (CFO until January 2008)	2008	$400,000		—	—	$2,468,301	—	—	$11,500	(5)	$2,879,801
	2007	$299,999	(3)	—	—	$1,316,617	—	—	$1,848,063	(4)	$3,464,679
	2006	—		—	—	—	—	—	—		—
Alan S. Gever Chief financial officer	2008	$275,000	(6)	—	—	$847,796	—	—	$3,708		$1,126,504
John F. Konzelmann Vice president, controller and principal accounting officer	2008	$206,250		—	—	$363,481	—	—	$9,479		$579,210
	2007	$112,450	(7)	—	—	$196,885	—	—	—		$309,335

(1)	The amounts in this column represent the aggregate amount recognized for financial reporting purposes in accordance with FAS 123R for stock options that vested during the year in question, except that in accordance with SEC rules, the amounts have not been adjusted to reflect an estimate for forfeitures related to service-based vesting conditions. None of the individuals in the table forfeited any stock options during 2008 with service-based vesting conditions. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise. We use a Monte Carlo simulation model for stock options which are tied to the achievement of stock price hurdles of the Company’s stock.

FAS 123R Assumptions:

The following table sets forth the FAS 123R assumptions used in the calculation of the fair value of stock options expensed in our “Summary Compensation Table.”

	2008	2007
Weighted average risk-free interest rate	3.53%	4.69%
Dividend yield	—	—
Weighted average volatility	37.91%	35.9%
Expected life of stock options subject to performance vesting	10 years	10 years
Expected life of stock options subject to time vesting	7 years	7 years

(2)	In December 2007, the Company established a deferred compensation plan, which allows key employees to defer up to 80% of their base salary and up to 100% of their bonuses in a tax deferred savings and retirement plan. In 2008, Mr. Konzelmann was the only named executive officer who participated in our deferred compensation plan. In 2008, the earnings on Mr. Konzelmann’s deferred compensation resulted in a loss. In accordance with SEC rules, the loss has been omitted from the Summary Compensation Table above. For additional details on our deferred compensation plan, please refer to the table below entitled “Non-Qualified Deferred Compensation.”
(3)	Our secured debt agreement required the total cash compensation of Stephen B. Hughes and Robert S. Gluck during 2007 to be limited to $400,000 and $300,000, respectively.
(4)	Amounts included for Messrs. Hughes and Gluck in 2007 include the fair market value of founders’ stock released from escrow on October 11, 2007. Such founders’ stock, when purchased in June 2005, was freely transferable and not subject to a substantial risk of forfeiture. In December 2005, all of the common stock purchased by our executives and directors from us in June 2005 at a price of approximately $0.008 per share, was placed in escrow, as required by our IPO underwriters, with Continental Stock Transfer & Trust Company, as escrow agent. The founders’ stock was only to be released from escrow on December 16, 2008 in the event that we were able to complete an initial business combination, but one-half of the escrowed shares could be released earlier, after our initial business combination, if our stock closed at $11.50 or above for a specified period of time.
(5)	Amounts consist solely of the Company’s matching 401(k) contribution.
(6)	Mr. Gever became our chief financial officer on January 7, 2008.
(7)	For services performed from June 11, 2007, Mr. Konzelmann’s date of hire.

Grants of Plan-Based Awards in 2008

The Company’s non-equity incentive bonus program is designed to encourage and support profitable growth of the Company’s business by measuring the Company’s success against meeting or exceeding annual net revenue and EBITDA goals. We also maintain the Stock Plan in order to promote the long-term growth and financial success of the Company and substantially increase stockholder value by attracting and retaining outstanding executives, employees, consultants and advisors. Approximately 56% of all outstanding stock option awards are subject to time vesting. The remaining 46% of stock options are subject to performance vesting, which is tied to the achievement of stock price hurdles of the Company’s stock.

For more information about our non-equity incentive plan and our Stock Plan, see the section entitled “Compensation Discussion and Analysis” included elsewhere in this proxy statement.

The table below displays the grants of plan based awards made to our named executive officers in 2008.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
		Threshold ($)		Target ($)		Maximum ($)		Target (#)
Stephen B. Hughes Chairman and CEO		$5,000	(2)	$500,000	(2)	$1,000,000	(2)	—		—	—	—
Robert S. Gluck Vice chairman and COO (CFO until January 2008)		$3,200	(2)	$320,000	(2)	$640,000	(2)
	6/5/08							250,000	(3)		$8.54	$1,121,836
	6/5/08									250,000	$8.54	$992,500
Alan S. Gever Chief financial officer		$1,375	(2)	$137,500	(2)	$275,000	(2)
	1/7/08							175,000	(3)		$9.58	$912,519
	1/7/08									175,000	$9.58	$768,250
John F. Konzelmann Vice president, controller and principal accounting officer		$744 (2)		$74,375	(2)	$148,750	(2)	—		—	—	—

(1)	The amounts in this column represent the grant date fair value of the equity award calculated in accordance with FAS 123R. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise.
(2)	Represents threshold, target and maximum possible payouts for 2008 under the Company’s non-equity incentive bonus plan. The threshold payments assume that the threshold performance level was exceeded by the minimum possible amount for both net revenue and EBITDA as no payments are earned if threshold is not exceeded. None of these awards were earned as performance targets were not met.
(3)	Consists of stock options subject to performance vesting. One-half of the options will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 consecutive trading days. The remaining one-half of the options will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 consecutive trading days.

Outstanding Equity Awards at 2008 Year-End

The following table sets forth the outstanding equity awards held by our named executive officers at December 31, 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Stephen B. Hughes Chairman and CEO	187,500	562,500	(2)	750,000	(3)	$9.85	5/21/17
Robert S. Gluck Vice chairman and COO (CFO until January 2008)		250,000	(4)	250,000	(3)	$8.54	6/5/18
	187,500	562,500	(2)	750,000	(3)	$9.85	5/21/17
Alan S. Gever Chief financial officer		175,000	(5)	175,000	(3)	$9.58	1/7/18
	31,250	93,750	(6)	125,000	(3)	$10.07	6/4/17
John F. Konzelmann Vice president, controller and principal accounting officer	31,250	93,750	(6)	125,000	(3)	$10.00	6/11/17

(1)	These stock options granted to the named executive officers will become exercisable if the proposal under Item 2 is approved by stockholders.
(2)	The options are subject to time vesting in equal installments over the remaining three year period on each of May 21, 2009, 2010 and 2011.
(3)	50% of the options will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 consecutive trading days. The remaining 50% of the options will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 consecutive trading days.
(4)	The options are subject to time vesting in equal installments over a four year period on each of June 8, 2009, 2010, 2011 and 2012.
(5)	The options are subject to time vesting in equal installments over a four year period on each of January 7, 2009, 2011, 2011 and 2012.
(6)	The options are subject to time vesting in equal installments over the remaining three year period on each of June 4, 2009, 2010 and 2011.
(7)	The options are subject to time vesting in equal installments over the remaining three year period on each of June 11, 2009, 2010 and 2011.

Non-Qualified Deferred Compensation

In December 2007, the Company established a deferred compensation plan, which allows key employees to defer up to 80% of their base salary and up to 100% of their bonuses in a tax deferred savings and retirement plan managed by a third party investment bank who provides the participant with various investment options in the market. The Company has established an irrevocable trust, which enables the Company to transfer assets into trust and hold such assets for paying participant benefit obligations, although the assets of the trust are subject to the claims of our creditors in the event of our insolvency or bankruptcy. Distributions from the plan may be made to the employee upon termination from service, for hardship, retirement, death and for limited other circumstances.

The following table sets forth the non-qualified deferred compensation of our named executive officers at December 31, 2008.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Stephen B. Hughes Chairman and CEO	—		—	—	—	—
Robert S. Gluck Vice chairman and COO (CFO until January 2008)	—		—	—	—	—
Alan S. Gever Chief financial officer	—		—	—	—	—
John F. Konzelmann Vice president, controller and principal accounting officer	$80,000	(1)	—	$(20,333)	—	$59,667

(1)	The executive’s contributions are included in the executive’s 2008 base salary in the Summary Compensation Table.

The measures for calculating interest and other plan earnings were not material at December 31, 2008.

Potential Payments Upon A Change-In-Control or Termination Following A Change-In-Control

Payments Upon a Change-In-Control

The Company’s standard form of stock option award agreement provides that all unvested stock options will immediately vest upon a change-in-control (as defined in the stock option award agreement). As of December 31, 2008, the exercise price of each of our named executive officers’ stock options exceeded the market value of our common stock. Therefore, our named executive officers would not have realized any value upon the immediate vesting of their stock options assuming a change of control occurred on December 31, 2008. In addition, pursuant to the Company’s financial performance incentive program, each of the named executive officers would receive a Bonus Amount upon a change-in-control. Bonus Amount is defined as the greater of (i) the target bonus as in effect on the termination date, (ii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs or (iii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year in which the termination occurs. Assuming a change-in-control occurred on December 31, 2008, each of the named executive officers would have received their target bonus as a percentage of the executive’s base salary as set forth in the table included in the Compensation Discussion and Analysis section entitled “Possible 2008 Cash Incentive Bonus as a Percentage of Annual Base Salary.”

Payments Upon Termination After a Change-In-Control Occurs

We have entered into change of control agreement with each of Messrs. Hughes, Gluck, Gever and Konzelmann. The agreements were revised in August 2008 to more align the agreements with the interests or stockholders. The agreements expire on December 31 of each year (unless a change of control occurs) and automatically renew for successive one-year terms unless either party gives notice of non-renewal within 90 days before the end of the current term. The following describes the compensation that will be payable to our executive officers on termination under these agreements within 24 months following a change of control provided that the executive executes a release of the Company for claims the executive may have against the Company or its affiliates.

If we terminate the executive for “cause” or the executive terminates his employment without “good reason,” the executive officer will receive only accrued compensation through the date of termination. If the executive’s employment is terminated due to death or disability, the executive officer will receive accrued compensation through the date of termination plus a target bonus, which is measured as a percentage of base salary. In 2008, the target bonus for each executive is the applicable percentage of the executive’s base salary as set forth in the table included in the Compensation Discussion and Analysis section entitled “Possible 2008 Cash Incentive Bonus as a Percentage of Annual Base Salary” (the “Target Bonus”). For example, Mr. Hughes’s Target Bonus for 2008 was 100% of base salary. The payments described in this paragraph will be paid in a lump sum within 15 days after the later of the executive’s termination or separation from service, unless the payment is deferred six months in order to comply with Section 409A of the Internal Revenue Code.

If the executive’s employment is terminated for any reason other than as described in the preceding paragraph, the executive will receive (i) accrued compensation through the date of termination, (ii) a sum equal to, in the case of Messrs. Hughes and Gluck, two times the sum of base salary plus a Bonus Amount (as defined below), in the case of Mr. Gever, 1.5 times the sum of base salary plus a Bonus Amount, and for Mr. Konzelmann, one year of base salary plus a Bonus Amount; and (iii) reimbursement for premiums for COBRA coverage for the executive, the executive’s spouse and dependants for a maximum of eighteen months. Bonus Amount is defined as the greater of (i) the Target Bonus as in effect on the termination date, (ii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs or (iii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year in which the termination occurs. The payments described in this paragraph, with the exception of COBRA coverage, will be paid in a lump sum within 15 days after the later of the executive’s termination or separation from service, unless the payment is deferred six month in order to comply with Section 409A of the Internal Revenue Code. COBRA coverage will be paid directly by the Company or the Company will reimburse the executive over the term of coverage.

If payments we make in connection with a change of control would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code, the payments to the executive will be “grossed-up” to cover excise taxes if they exceed $100,000.

The definition of “cause” means any of the following, as determined by our board of directors, in its sole discretion: (a) fraud or intentional misrepresentation, (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company, (c) acts or omissions that are in bad faith or constitute gross negligence, or willful or reckless misconduct, or (d) conviction, plea of guilty or nolo contendere, or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense.

The definition of “good reason” means any one or more of the following conditions, but only if (x) the condition was not consented to by the executive in advance or subsequently ratified by the executive in writing, (y) the condition remains in effect thirty days after the executive gives written notice to the board of directors of the executive’s intention to terminate employment for good reason, which notice specifically identifies such condition, and (z) the executive gives the notice referred to in (y) above within ninety days of the initial existence of such condition:

(i) any material diminution of the executive’s authority, duties or responsibilities;

(ii) any material diminution in the authority, duties, or responsibilities of the officer to whom the executive is required to report, including the requirement that the executive report to a corporate officer or employee rather than reporting to the board of directors;

(iii) a material diminution of the executive’s base compensation;

(iv) a material diminution in the budget over which the executive retains authority;

(v) a material change in the geographic location at which the executive must perform the executive’s duties and responsibilities; or

(vi) any other action or inaction by the Company that constitutes a material breach of the change of control agreement or any other agreement pursuant to which the executive provides services to the Company.

In determining whether the executive has grounds to terminate employment for good reason, the executive’s assertion of the existence of good reason is assumed correct unless the Company establishes by clear and convincing evidence that good reason does not exist.

The definition of “change of control” means the occurrence of any of the following: events with respect to the Company:

(i) any person (other than an exempt person) acquires securities of the Company representing fifty percent or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) any person acquires, during the twelve month period ending on the date of the most recent acquisition, securities of Company representing at least thirty percent of Company’s then outstanding voting securities;

(iii) a majority of the members of the board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors serving immediately prior to such appointment or election; or

(iv) any person, during the twelve month period ending on the date of the most recent acquisition, acquires assets of Company having a total gross fair market value equal to or more than forty percent of the total gross fair market value of Company’s assets immediately before such acquisition or acquisitions;

but only if the applicable transaction otherwise constitutes a “change in control event” for purposes of Section 409A of the Internal Revenue Code and Treas. Reg. §1.409A-3(i)(5).

The following table illustrates the additional compensation that we estimate would be payable to each of our named executive officers on termination of employment under each of the circumstances described above, assuming the termination occurred on December 31, 2008. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment within 12 months of a change of control:

Name	Base Salary Multiple	Base Salary X Multiple ($)		Target Bonus(1) ($)		Bonus Amount(1) ($)		COBRA Benefits ($)		Tax Gross-Up ($)		Total ($)
Termination by Company With Cause or by the Executive Without Good Reason:
Stephen B. Hughes		—		—		—		—		—		—
Robert S. Gluck		—		—		—		—		—		—
Alan S. Gever		—		—		—		—		—		—
John F. Konzelmann		—		—		—		—		—		—
Death or Disability:
Stephen B. Hughes		—		$500,000		—		—		—		$500,000
Robert S. Gluck		—		$320,000		—		—		—		$320,000
Alan S. Gever		—		$137,500		—		—		—		$137,500
John F. Konzelmann		—		$74,375		—		—		—		$74,375
Termination Without Cause or by the Executive for Good Reason:
Stephen B. Hughes	(2.0x)	$1,000,000	(2)	$500,000	(3)	$500,000	(2)	$28,568	(2)(4)	$709,361	(2)	$2,737,929
Robert S. Gluck	(2.0x)	$800,000	(2)	$320,000	(3)	$320,000	(2)	$16,212	(2)(4)	—		$1,456,212
Alan S. Gever	(1.5x)	$412,500	(2)	$137,500	(3)	$137,500	(2)	$23,454	(2)(4)	—		$710,954
John F. Konzelmann	(1.0x)	$212,500	(2)	$74,375	(3)	$74,375	(2)	$16,212	(2)(4)	—		$377,462

(1)	The Target Bonus and the Bonus Amount are each calculated as the executive’s possible Target Bonus in 2008. The Target Bonus for each executive in 2008 is the applicable percentage of the executive’s base salary as set forth in the table included in the Compensation Discussion and Analysis section entitled “Possible 2008 Cash Incentive Bonus as a Percentage of Annual Base Salary.”
(2)	Payable pursuant to the terms of the change-in-control agreement.
(3)	Payable pursuant to the Company’s financial performance incentive program.
(4)	Assuming the COBRA benefits continue for a period of 18 months following December 31, 2008.

Director Compensation for 2008

We pay an annual retainer of $20,000 to each of our non-employee directors, which is pro rated for directors serving less than an entire year, plus $1,500 for each board meeting attended and $1,000 for each board committee meeting attended. We pay an additional annual retainer of $5,000 to the directors who chair our committees and an additional $12,500 annual retainer to the chairman of our audit committee.

The following table summarizes the compensation of our directors for 2008. Please refer to the preceding tables for compensation paid to our executive officers who are also directors.

Name	Fees Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Robert J. Gillespie	$22,499	$117,653	—	$140,152
William E. Hooper(2)	$179,166	$438,041	$8,720	$625,927
Gerald J. Laber	$31,000	$117,563	—	$148,563
James B. Leighton	$22,000	$108,563	—	$130,563
James E. Lewis	$24,499	$117,563	—	$142,062
Robert F. McCarthy	$26,000	$117,563	—	$143,563
Michael R. O’Brien	$16,077	$108,563	—	$124,640

(1)	The amounts in this column represent the aggregate amount recognized for financial reporting purposes in 2008 in accordance with FAS 123R as presented in our audited financial statements contained in our annual report of Form 10-K. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise.

FAS 123R Assumptions:

The following table sets forth the FAS 123R assumptions used in the calculation of the fair value of the stock options presented in our “Director Compensation Table.”

2008
Weighted average risk-free interest rate	3.53%
Dividend yield	—
Weighted average volatility	37.91%
Expected life of stock options subject to performance vesting	10 years
Expected life of stock options subject to time vesting	7 years
(2)	William E. Hooper, one of our directors, is also our employee. Mr. Hooper provides us with marketing services. Amounts included represent Mr. Hooper’s compensation in 2008. Mr. Hooper, as an employee-director, is not entitled to the payment of a board retainer or payments for board or committee meetings attended.

The following table shows the number of stock options held by each director as of December 31, 2008:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Robert J. Gillespie		45,000	(1)			$7.69	8/07/18
	22,500	67,500	(3)	—		$9.85	5/21/17
William E. Hooper		75,000	(3)			$6.53	11/07/18
	37,500			75,000	(4)	$6.53	11/07/18
		112,500	(2)			$9.85	5/21/17
				150,000	(4)	$9.85	5/21/17
Gerald J. Laber		45,000	(1)			$7.69	8/07/18
	22,500	67,500	(2)	—		$9.85	5/21/17
James B. Leighton		45,000	(1)			$7.69	8/07/18
	22,500	67,500	(1)	—		$9.00	8/14/17
James E. Lewis		45,000	(1)			$7.69	8/07/18
	22,500	67,500	(2)	—		$9.85	5/21/17
Robert F. McCarthy		45,000	(1)			$7.69	8/07/18
	22,500	67,500	(2)	—		$9.85	5/21/17
Michael R. O’Brien		45,000	(1)			$7.69	8/07/18
	22,500	67,500	(2)	—		$9.00	8/14/17

(1)	The options are subject to time vesting in equal installments over a four year period on each of August 7, 2009, 2010, 2011 and 2012. The grant date fair value of these options computed in accordance with FAS 123R is 160,650.
(2)	The options are subject to time vesting in equal installments over the remaining three year period on each of May 21, 2009, 2010 and 2011. The grant date fair value of these options computed in accordance with FAS 123R for each of Mr. Gillespie’s, Mr. Laber’s, Mr. Leighton’s, Mr. Lewis’s, Mr. McCarthy’s, and Mr. O’Brien’s May 21, 2007 grant is 416,700, and for Mr. Hooper’s May 21, 2007 grant is 694,500.
(3)	The options are subject to time vesting in equal installments over a four year period on each of November 7, 2009, 2010, 2011 and 2012. The grant date fair value of these options computed in accordance with FAS 123R is 225,000.
(4)	50% of the options will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 consecutive trading days. The remaining 50% of the options will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 consecutive trading days. The grant date fair value of these options computed in accordance with FAS 123R for Mr. Hooper’s May 21, 2007 grant is 806,345 and his November 7, 2008 grant is 228,223.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of December 10, 2009 by:

•	each of our executive officers and directors; and
•	each person known by us to be the beneficial owner of more than 5% of any class of our voting stock; and
•	all our executive officers and directors, as a group.

Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of stock beneficially owned by them. As of December 10, 2009, we had 62,630,683 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Beneficial Ownership of Common Stock	Percentage of Outstanding Common Stock	Unexercisable Options Currently Vested and To Vest Within 60 Days of December 10, 2009
Stephen B. Hughes(1)(2)	1,616,805	2.56%	375,000
Robert S. Gluck(1)(3)	331,807	*	450,000
Alan S. Gever(1)(4)	8,580	*	150,000
John F. Konzelmann(1)(5)	*	*	31,250
Robert J. Gillespie(1)(6)	188,660	*
William E. Hooper(1)(7)	129,584	*
Gerald J. Laber(1)(8)	123,878	*
James B. Leighton(1)	2,280	*
James E. Lewis(1)(9)	1,266,451	2.00%
Robert F. McCarthy(1)(10)	119,290	*
Michael R. O’Brien(1)(11)	350,860	*
Adage Capital Partners, L.P.(12)	6,828,833	10.90%
Columbia Wanger Asset Management, L.P.(13)	5,000,000	7.98%
William Blair & Company, L.L.C.(14)	4,836,910	7.72%
Waddell & Reed Financial, Inc(15)	3,380,633	5.40%
O.S.S. Capital Management LP and Oscar S. Schafer(16)	3,230,340	5.16%
All directors and executive officers as a group (11 individuals)	4,137,895	6.51%	1,006,250

* Less than 1%.

(1)	The business address of each of the noted individuals is 115 West Century Road – Suite 260, Paramus, New Jersey 07652. In calculating the number of shares beneficially owned and the percentage ownership, shares underlying options and founding director warrants held by that individual that are either currently exercisable or exercisable within 60 days from December 10, 2009 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Shares underlying options that are currently vested or will be vested within 60 days from December 10, 2009 are not deemed outstanding for these purposes are listed separately for executive oficers only. These options will become exercisable if the proposal under Item 2 is approved by stockholders.
(2)	Includes 100,000 shares owned by Mr. Hughes’ spouse, 3,000 shares owned by Mr. Hughes’ son, and 239,265 shares owned in equal 79,755 share increments by the Caroline Elise Hughes Irrevocable Trust, the John Trevelyn Hughes Irrevocable Trust, and the Henry Thomas Hughes Irrevocable Trust, trusts established for the benefit of Mr. Hughes’ three children and as to which his spouse is the trustee. Excludes 150,128 shares sold in November 2005 by Mr. Hughes, at a price equal to that paid by him, to three irrevocable trusts established in favor of adult members of Mr. Hughes’ family, as to which Mr. Hughes disclaims beneficial ownership. The voting rights for shares held in the three trusts are exercisable by the trustee, Mr. Stephen Feldhaus. Beneficial ownership includes 448,529 founding director warrants to purchase shares of our common stock at a price of $6.00 per share. The column listing unexercisable vested options excludes: (i) 375,000 stock options which are exercisable, if at all, only if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 375,000 stock options which are exercisable, if at all, only if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days. Of the shares beneficially owned, Mr. Hughes has pledged 926,000 shares as security for a loan.
(3)	Includes 300,255 shares owned by the Kathleen J. Gluck Living Trust, the trustee of which is Mr. Gluck and the sole beneficiary of which is Kathleen J. Gluck, Mr. Gluck’s spouse. The column listing unexercisable vested options excludes: (i) 500,000 stock options which are exercisable, if at all, only if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 500,000 stock options which are exercisable, if at all, only if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.
(4)	The column listing unexercisable vested options excludes: (i) 150,000 stock options which are exercisable, if at all, only if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 150,000 stock options which are exercisable, if at all, only if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.
(5)	The column listing unexercisable vested options excludes: (i) 62,500 stock options which are exercisable, if at all, only if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 62,500 stock options which are exercisable, if at all, only if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.
(6)	Mr. Gillespie is the principal of Westmount Investments, LLC, a privately held investment company. Beneficial ownership includes 44,370 shares of common stock held by Westmount Investments, LLC; 29,412 founding director warrants to purchase shares of our common stock at a price of $6.00 per share and 45,000 shares of common stock issuable upon the exercise of options within 60 days of December 10, 2009.
(7)	Beneficial ownership includes 14,706 founding director warrants to purchase common stock at a price of $6.00 per share and 75,000 shares of common stock issuable upon the exercise of options within 60 days of December 10, 2009.
(8)	Beneficial ownership includes: (i) 12,000 shares held by Mr. Laber’s spouse; (ii) 24,000 shares of common stock held in Mr. Laber’s IRA rollover account; (iii) 9,000 shares held in Mr. Laber’s 401(k) and (iv) 45,000 shares of common stock issuable upon the exercise of options within 60 days of December 10, 2009.
(9)	Beneficial ownership includes 448,529 founding director warrants to purchase shares of our common stock at a price of $6.00 per share. Includes 560,919 shares owned by Janis M. Lewis, Mr. Lewis’s spouse, and 45,000 shares of common stock issuable upon the exercise of options within 60 days of December 10, 2009.
(10)	Beneficial ownership includes 29,412 founding director warrants to purchase common stock at a price of $6.00 per share and 45,000 shares of common stock issuable upon the exercise of options within 60 days of December 10, 2009.
(11)	Beneficial ownership includes 29,412 founding director warrants to purchase shares of our common stock at a price of $6.00 per share. Beneficial ownership also includes shares held by the following entities:
•	39,878 shares held by Mr. O’Brien directly;
•	64,370 shares held by Aragon Trading Company, L.P. (Mr. O’Brien shares voting and investment power over the shares);
•	29,600 shares held Jayhawk Irrevocable Trust (Mr. O’Brien is the beneficiary of the trust and has investment control over the shares);
•	30,000 shares held by Hawkeye Irrevocable Trust (Mr. O’Brien is the trustee of the Hawkeye Irrevocable Trust and his wife is the beneficiary);

•	66,600 shares held by Bayway Investment Fund (Mr. O’Brien has sole voting and investment power over the shares);
•	20,000 shares held by Allick Irrevocable Trust (Mr. O’Brien shares investment and voting power over the shares);
•	20,000 shares held by Shorecrest Investment Fund (Mr. O’Brien has sole voting and investment power over the shares);
•	7,000 shares held by Yeatman Grandchildren Irrevocable Trust (Mr. O’Brien is the trustee);
•	3,000 shares held by Shorecrest Investment Fund (Mr. O’Brien has sole voting and investment power over the shares);
•	3,000 shares held by Shannon Patrick O'Brien Trust (Mr. O’Brien is the trustee);
•	5,000 shares held by Michael R. O'Brien Trust (Mr. O’Brien is the trustee and beneficiary);
•	5,000 shares held by Michael R. and Dianne C. O'Brien Trust FBO Shannon P. & Megan E. (Mr. O’Brien shares investment and voting power over the shares);
•	5,000 shares held by Megan E. O'Brien UTMA (Mr. O’Brien shares investment and voting power over the shares);
•	5,000 shares held by Dianne C. O'Brien Trust (Mr. O’Brien shares investment and voting power over the shares);
•	5,000 shares held in Mr. O’Brien’s Rollover IRA;
•	7,000 shares held by Heather Yeatman Holmstrom Irrevocable Trust (Mr. O’Brien is the trustee); and
•	6,000 shares held by John Brian Yeatman Irrevocable Trust (Mr. O’Brien is the trustee).
(12)	Information based on Schedule 13G/A filed October 21, 2008 by Adage Capital Partners, L.P., Adage Capital Partners GP, LLC, Adage Capital Advisors, LLC, Philip Gross and Robert Atchinson. The business address of Adage Capital Partners GP, LLC is 200 Claredon Street, 52nd Floor, Boston, Massachusetts 02116.
(13)	Information based on a Schedule 13G filed by Columbia Wanger Asset Management, L.P. on February 5, 2009. The shares reported by Columbia Wanger Asset Management, L.P. include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P. The business address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.
(14)	Information based on Schedule 13G filed on January 12, 2009 by William Blair & Company, L.L.C.. The business address of William Blair & Company, L.L.C. is 222 W Adams, Chicago, IL 60606.
(15)	Information based on Schedule 13G filed on February 4, 2009 by Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., Waddell & Reed Investment Management Company and Ivy Investment Management Company. The business address is 6300 Lamar Avenue, Overland Park, KS 66202.
(16)	Information based on a Schedule 13G/A filed on January 15, 2009, by O.S.S. Capital Management LP, Oscar S. Schafer & Partners I LP, Oscar S. Schafer & Partners II LP, O.S.S. Overseas Master Fund Ltd., O.S.S. Advisors LLC, Schafer Brothers LLC, Mr. Oscar S. Schafer, and Mr. Andrew Goffe, each of which may be deemed to beneficially own the shares. The business address of O.S.S. Capital Management LP is 598 Madison Avenue, New York, New York 10022.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by the company in order to be included in the company’s proxy materials for the next annual meeting. In accordance with these regulations, shareholders were previously notified that if, pursuant to Rule 14a-8, they wished a proposal to be included in Smart Balance’s proxy statement and form of proxy relating to the 2010 annual meeting, a written copy of their notice would have needed to have been received at our principal executive offices, in the form set forth below, no later than December 10, 2009. Under our bylaws, notice to us of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 will also be considered untimely if received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting and will not be placed on the agenda for the meeting. For the 2010 annual meeting, proposals submitted otherwise than pursuant to Rule 14a-8 must be received no earlier than January 20, 2010 and no later than February 19, 2010. In accordance with our bylaws, the chairperson of the meeting may refuse to acknowledge the proposal of any business not made timely.

To be in proper form, a stockholder’s notice must be in writing and must set forth:

•	the name and address of the stockholder who intends to propose the business and the number of shares of stock of the Company which are owned by such stockholder;
•	a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice;
•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;
•	any material interest of the stockholder in such business; and
•	any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act.

In order to include information with respect to a stockholder proposal in the Company’s proxy statement and form of proxy for a stockholder’s meeting, stockholders must provide notice as required by, and otherwise comply with the requirements of, the Exchange Act and the regulations promulgated thereunder.

A stockholder wishing to nominate their own candidate for election to our board at our 2010 annual meeting must deliver timely notice of such stockholder’s intent to make such nomination in writing to the corporate secretary at our principal executive offices. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. For the 2010 annual meeting, recommendations must be received no earlier than January 20, 2010 and no later than February 19, 2010. In the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Nomination for Director.” In accordance with our bylaws, stockholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting but will not be part of the slate nominated by our board of directors and will not be included in our proxy materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SPECIAL STOCKHOLDER MEETING
TO BE HELD ON JANUARY 21, 2010

This proxy statement is also available online at: http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26110. A stockholder who would like to obtain an additional copy of this proxy statement may obtain one by (i) writing to our corporate secretary at 115 West Century Road, Suite 260, Paramus, New Jersey 07652 or (ii) by downloading a copy at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26110. A stockholder who would like to obtain directions to the annual meeting may (i) write to our corporate secretary at the address above or (ii) contact Eileen Hourigan at 201-568-9300.

ADDITIONAL INFORMATION

The board knows of no matter to be brought before the special meeting other than the matters identified in this proxy statement. If, however, any other matter properly comes before the special meeting, the individuals named in the proxy solicited by the board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

ANNEX A

SECOND AMENDED AND RESTATED SMART BALANCE, INC.

STOCK AND AWARDS PLAN

Section 1. Purpose and Construction.

(a) Purpose. This Amended and Restated Smart Balance, Inc. Stock and Awards Plan (the “Plan”) has three complementary purposes: (a) to promote the long-term growth and financial success of Smart Balance, Inc. (the “Company”); (b) to induce, attract and retain outstanding officers, employees, consultants and advisors; and (c) to increase shareholder value. The Plan is designed to accomplish these goals by providing Participants with incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock.

(b) Construction. Capitalized terms used in this Plan shall have the meanings set forth in Section 12, unless the context clearly requires otherwise. Awards made under this Plan and the accompanying Award Agreements are intended to (i) be performance based compensation which satisfies the requirements of Code Section 162(m)(4)(C) and (ii) except for Awards of Restricted Stock Units, not constitute non-qualified deferred compensation for purposes of Code Section 409A. The Committee shall have the authority to interpret and apply the terms of the Plan or any Award Agreement consistent with such intentions.

(c) Deemed Amendment. Any non-complying provision of the Plan and any Award Agreement issued under the Plan shall be deemed amended to the extent necessary to preserve these intended tax consequences. Nothing in this Plan shall be construed, interpreted or applied in any way that would conflict with any provision of the Company’s Restated Certificate of Incorporation.

(d) Effective Date and Shareholder Approval. This Plan became effective on May 21, 2007. The Plan was amended and restated by action of the Board of Directors effective August 7, 2008 in order to bring the Plan into full compliance with the requirements of Section 409A of the Code and the final Treasury Regulations issued thereunder and further amended and restated in the form of this Second Amended and Restated Plan by action of the Board of Directors to be effective May 21, 2007.

Section 2. Shares Reserved Under this Plan.

(a) Plan Reserve. An aggregate of 12,150,000 Shares are reserved for issuance under this Plan, provided that no more that 1,930,000 Shares may be awarded as restricted stock or restricted stock units. The maximum number of Shares that may be the subject of Awards (Options, Restricted Stock or Restricted Stock Units) granted to a Participant in any calendar year may not exceed 3,000,000 Shares. The number of Shares covered by an Award under the Plan shall be counted on the date of grant of such Award against the number of Shares available for granting Awards under the Plan. Any Shares delivered pursuant to the exercise of an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury shares. Under no circumstances, may any Award be made effective prior to the date that such Award is approved by the Committee.

(b) Share Adjustment. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event (collectively referred to as “Events”) affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, in such manner as it may deem equitable, adjust any or all of: (i) the number and type of Shares subject to the Plan and which thereafter may be made the subject of Awards under the Plan; (ii) the number and type of Shares subject to outstanding Awards; and (iii) the exercise price with respect to any Option (collectively referred to as “Adjustments”); provided, however, that Awards subject to grant or previously granted to Participants under the Plan at the time of any such Event shall be subject only to such Adjustments as shall be necessary to maintain the proportionate interest of the Participants and preserve, without exceeding, the value of such Awards; and provided further that the number of Shares subject to any Award shall always be a whole number. All such adjustments shall be made so that the adjustments do not result in the grant of a new Award for purposes of Section 409A of the Code or cause the Company to record a new compensation charge for financial reporting purposes.

(c) Replenishment of Shares Under this Plan. The number of Shares reserved for issuance under this Plan shall be reduced only by the number of Shares actually delivered in payment or settlement of Awards, including Restricted Stock and Restricted Stock Units. If an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award, then the Shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan. If Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, or if Shares, including previously owned Shares or newly issued shares, are delivered by a Participant to the Company in satisfaction of any employment or income tax withholding obligation or in payment of the exercise price of an Award, then the Shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan.

Section 3. Plan Administration and Operation.

(a) Administrative Authority. Subject to any limitations or restrictions under the Company’s Restated Certificate of Incorporation, the Plan shall be administered by, and Committee shall have full authority to administer this Plan, including the authority to (i) interpret the provisions of this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan into effect, and (iv) make all other determinations necessary or advisable for the administration of this Plan.

(b) Awards. The Committee has full authority to designate from time to time which Participants shall receive Awards under this Plan and the nature and scope of such Awards. The Committee may consider such factors as it deems pertinent in selecting whether a Participant will receive any Award(s) and in determining the types and amounts of Awards and in setting any Performance Goals, vesting periods, or other conditions or limitations. In making such selection and determination, factors the Committee may consider include, but will not be limited to: (a) the Company’s financial condition; (b) anticipated profits for the current or future years; (c) the Participant’s length of service or experience; and (d) other compensation that the Company provides or has agreed to provide to the Participant. The Committee’s decision to provide a Participant with an Award in any year will not require the Committee to designate such person to receive an Award in any other year.

(c) Committee Action and Delegation. A majority of the members of the Committee will constitute a quorum, and a majority of the Committee’s members present at a meeting at which a quorum is present must make all determinations of the Committee. The Committee may make any determination under this Plan without notice or meeting of the Committee by a writing that a majority of the Committee members have signed. To the extent applicable law permits, the Board may delegate to another committee of the Board or the Committee may delegate to specified officers of the Company any or all of the authority and responsibility of the Committee. If such a delegation has been made, then all references to the Committee in this Plan include such other committee or one or more officers to the extent of such delegation. Except to the extent prohibited by applicable law, the Committee may also authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents previously approved by the Committee.

(d) Review of Committee Decisions. All Committee determinations are final and binding upon all interested parties and no reviewing court, agency or other tribunal shall overturn a decision of the Committee unless it first determines that the Committee acted in an arbitrary and capricious manner with respect to such decision.

(e) Committee Indemnification. No member of the Committee will be liable for any act done, or determination made, by the individual in good faith with respect to the Plan or any Award. The Company will indemnify and hold harmless all Committee members to the maximum extent that the law and the Company’s bylaws and Restated Certificate of Incorporation permit.

Section 4. Discretionary Awards.

Subject to the terms of this Plan, including Section 7 below, the Committee has full power and authority to determine: (a) the type or types of Awards to be granted to each Participant (i.e., Options, Restricted Stock and/or Restricted Stock Units); (b) the number of Shares with respect to which an Award is granted to a Participant, if applicable; and (c) any other terms and conditions of any Award granted to a Participant. Awards under this Plan may be granted either alone or in addition to, in tandem with, or in substitution for any other Award (or any other award granted under another plan of the Company or any Company Entity). The Committee may grant multiple Awards and different types of Awards (e.g., Options, Restricted Stock and/or Restricted Stock Units) to individual Participants at the same time. All awards shall be evidenced by written Awards Agreements.

Section 5. Options.

(a) Exercise Price of Options. For each Option, the Award Agreement will specify (i) the exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option on the Grant Date, and (ii) the method or methods by which a Participant may pay the exercise price or satisfy his or her Tax Obligation with respect to such Option, including net or cashless exercise procedures.

(b) Terms and Conditions of Options. The Award Agreement shall also set forth all other terms and conditions of the Option, including the term of the Option, any vesting schedule and any Performance Goals. Subject to the terms of the Plan, an Option will be exercisable at such times and subject to such conditions as the Committee specifies in the Award Agreement, including, but not limited to, any Performance Goals. Notwithstanding the preceding, each Option must terminate no later than ten (10) years after the Grant Date.

Section 6. Restricted Stock and Restricted Stock Units.

(a) Subject to the terms of the Plan, each Award of Restricted Stock and/or Restricted Stock Units may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, (i) vesting schedules, (ii) Performance Goals, and (iii) the method or methods by which a Participant may satisfy his or her Tax Obligation with respect to such Award, including reducing the number of Shares delivered to the Participant. The foregoing notwithstanding, each award of Restricted Stock and/or Restricted Stock Units Option (i) shall be payable only in Shares and (ii) must be subject to a substantial risk of forfeiture (not withstanding the fulfillment of any Performance Goal) for a period of at least one (1) year.

(b) Awards of Performance-Based Restricted Stock may be granted to certain Participants that are employed at a level of Vice President or higher. Each Award of Restricted Stock that is Performance-Based Restricted Stock shall specify the number of Shares of Performance-Based Restricted Stock to which it relates, the Performance Goals which must be satisfied in order for the such Shares to vest and restrictions thereon to lapse, and the Performance Cycle within which such Performance Goals must be satisfied, and may require that an appropriate legend be placed on Share certificates.

(c) The Performance Goals with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the Performance Cycle has elapsed or (y) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while the performance relating to the Performance Goals remain substantially uncertain.

(d) Effect of Certain Events. At the time of the granting of an Award of Performance-Based Restricted Stock, or at any time thereafter, in either case to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Award of Performance-Based Restricted as performance-based compensation which satisfies the requirements of Section 162(m)(4)(C), the Committee may provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesign, structural changes/outsourcing, foreign exchange impacts, the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events.

(e) Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Award of Performance-Based Restricted Stock that is made to an Eligible Employee who is subject to Section 162(m) of the Code, the Committee shall certify in writing that the applicable Performance Goal has been satisfied to the extent necessary for such Award to qualify as performance-based compensation in accordance with Section 162(m)(4)(C) of the Code. An Award Performance-Based Restricted Stock may be reduced at any time before payment or lapsing of restrictions.

Section 7. Effect of Termination of Employment.

(a) Award Limitations. Subject to the limitations set forth in Section 7(b) below, the Committee shall, in its discretion, determine the consequences under any outstanding Award(s) if the Participant has a Separation From Service for any reason. The restrictions under Section 7(b) and any other limitations imposed by the Committee under this Section 7(a) shall be included in the Award Agreement. Unless otherwise stated under the Award Agreement, if a Participant has a Separation From Service, all non-vested Options, Restricted Stock and Restricted Stock Units shall immediately be forfeited and all vested Options shall terminate and be forfeited if not exercised within ninety (90) days of such Separation From Service. The foregoing notwithstanding, in the event that the Separation From Service is due to the Participant’s death or Disability, all non-vested Options shall vest upon such death or termination and all Options shall terminate and be forfeited if not exercised within one (1) year of the Separation From Service or prior to the expiration of the term of the Option, if sooner. When a Participant has a Separation From Service, the Committee, in its sole discretion, is authorized to (i) accelerate vesting of non-vested Awards, (ii) grant Participant’s longer periods to exercise Options following a Separation From Service, consistent with the requirements of Treas. Reg. § 1.409A-1(b)(5)(v)(C), or (iii) allow continued vesting of Options, Restricted Stock or Restricted Stock Units, on such terms and conditions as the Committee may deem reasonable and appropriate; provided however, that the Committee may not accelerate Awards of Performance-Based Restricted Stock upon a Separation From Service that is not due to death or Disability or occurs upon a Change of Control.

(b) For Cause Termination. Notwithstanding any provision in this Plan or in any Award Agreement, if a Participant’s employment is terminated by the Company for Cause, then all Awards previously granted to such Participant shall immediately be forfeited retroactively to the date the Participant first engaged in the conduct that was the basis for such termination.

Section 8. Non-Transferability.

(a) Awards. Except as otherwise provided in this Section or as the Committee otherwise provides in the Award Agreement, Awards granted under this Plan are not transferable by a Participant, other than by will or the applicable laws of descent or distribution. During the lifetime of the Participant, Options may be exercised only by the Participant. Following the death of a Participant, Options may be exercised, consistent with the terms of the Option, by the Participant’s legal representative or a transferee of such Participant by will or applicable law of descent or distribution.

(b) Shares. Shares received in connection with an Award of Restricted Stock are not transferable until the applicable restrictions lapse. Shares received in connection with other Awards are transferable, subject to any restriction on transfer imposed by applicable securities laws.

Section 9. Amendment and Termination of the Plan and Awards.

(a) Term of Plan. This Plan will terminate on, and no Award may be granted after, the ten (10) year anniversary of the Effective Date, unless the Board earlier terminates this Plan pursuant to Section 9(b).

(b) Termination and Amendment. The Board may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to shareholder approval if: (i) shareholder approval of such amendment(s) is required under the Exchange Act; (ii) shareholder approval of such amendment(s) is required under the listing requirements of principal securities exchange or market on which the Shares are then traded (to maintain the listing or quotation of the Shares on that exchange); or (iii) the amendment will: [a] materially increase any number of Shares specified in Section 2(a) (except as permitted by Section 2(b)); [b] shorten the restriction periods specified in Section 6; or [c] modify the provisions of Section 9(e).

(c) Amendment, Modification or Cancellation of Awards. Except as provided in Section 9(e) and subject to the requirements of this Plan, the Committee may waive any restrictions or conditions applicable to any Award or the exercise of the Award, and the Committee may modify, amend, or cancel any of the other terms and conditions applicable to any Awards by mutual agreement between the Committee and the Participant or any other persons as may then have an interest in the Award, so long as any amendment or modification does not increase the total number of Shares issuable under this Plan (except as permitted by Section 2(b)), but the Committee need not obtain the Participant’s (or other interested party’s) consent for the cancellation of an Award pursuant to the provisions of Section 2(b). Notwithstanding anything to the contrary in this Plan, the Committee shall have sole discretion to alter the selected Performance Goals. The foregoing notwithstanding, no modification, extension, amendment or cancellation of any terms and conditions of any Award shall be made to the extent such action would violate the requirements of Section 409A of the Code or which would result in such modification, extension, amendment or cancellation being treated as a new Option grant pursuant to Treas. Reg. § 1.409A-1(b)(5)(v).

(d) Survival of Committee Authority and Awards. Notwithstanding the foregoing, the authority of the Committee to administer this Plan and modify or amend an Award shall extend beyond the date this Plan is terminated. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e) Repricing Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 2(b), neither the Committee nor any other person may decrease the exercise price for any outstanding Option granted under this Plan after the date of grant nor allow a Participant to surrender an outstanding Option granted under this Plan to the Company as consideration for the grant of a new Option with a lower exercise price.

Section 10. Change of Control.

To the extent not prohibited under the Restated Certificate of Incorporation and except to the extent otherwise provided in the applicable Award Agreement, in the event of a Change of Control, the following rules shall apply.

(a) Options. All unvested Options shall vest and become fully exercisable upon the occurrence of a Change of Control without regard to any Performance Goal or vesting schedule set forth in the applicable Award Agreement;

(b) Restricted Stock. All unvested Restricted Stock shall vest and cease to be subject to any substantial risk of forfeiture upon the occurrence of the Change of Control without regard for any Performance Goal or vesting schedule set forth in the applicable Award Agreement; and

(c) Restricted Stock Units. All unvested Restricted Stock Units shall vest and be converted into Shares upon the occurrence of the Change in Control without regard for any Performance Goal or vesting schedule set forth in the applicable Award Agreement.

Section 11. General Provisions.

(a) Other Terms and Conditions. The grant of any Award under this Plan may also be subject to such other provisions or include other tandem rights or features (whether or not applicable to the Award awarded to any other Participant) as the Committee determines appropriate. The foregoing notwithstanding, no Award shall include any additional deferral feature or other provision that would cause the Award to be subject to Section 409A of the Code.

(b) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(c) Requirements of Law. The granting of Awards under this Plan and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award Agreement, the Company has no liability to deliver any Shares under this

Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(d) Governing Law. This Plan, and all agreements under this Plan, should be construed in accordance with and governed by the laws of the State of Delaware, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any Award Agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any Award Agreement, may only be brought and determined in a court sitting in the County of Bergen, or the Federal District Court for the Third District of New Jersey sitting in Third District, in the State of New Jersey.

(e) Severability. If any provision of this Plan or any Award Agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any Award Agreement or any Award under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, Award Agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award Agreement and such Award will remain in full force and effect.

(f) Other Arrangements. Nothing contained in the Plan shall prevent the Company or any Company Entity from adopting or continuing in effect other or additional compensation arrangements for Participants, and such arrangements may be either generally applicable or applicable only in specific cases.

(g) No Right to Remain Employed. The grant of an Award to a Participant pursuant to the Plan shall confer no right on such Participant to continue as an officer, employee, consultant, advisor or other similar position relative to the Company or any Company Entity. Except for rights accorded under the Plan, Participants shall have no rights as holders of Shares as a result of the granting of Awards hereunder.

Section 12. Definitions.

(a) “Award” means any grant of Options, Restricted Stock or Restricted Stock Units under this Plan.

(b) “Award Agreement” means a written agreement, in such form (consistent with the terms of this Plan) as approved by the Committee.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Cause” means with respect to a Participant any of the following as determined by the Board, in its sole discretion, (a) fraud or intentional misrepresentation, (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Company Entity, (c) acts or omissions that are in bad faith or constitute gross negligence, or willful or reckless misconduct, or (d) conviction, plea of guilty or nolo contendere, or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense.

(e) “Change of Control” means the occurrence of any of the following: events with respect to the Company:

    a. any Person (other than an Exempt Person) acquires securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

    b. any Person acquires, during the twelve (12) month period ending on the date of the most recent acquisition, securities of Company representing thirty percent (30%) of Company’s then outstanding voting securities;

    c. a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board serving immediately prior to such appointment or election; or

    d. any Person, during the twelve (12) month period ending on the date of the most recent acquisition, acquires assets of Company having a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of Company’s assets immediately before such acquisition or acquisitions;

but only if the applicable transaction otherwise constitutes a “change in control event” for purposes of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5).

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted by applicable regulations, rulings, notices and other similar guidance. Any reference to a specific provision of the Code includes any successor provision and any guidance issued under such provision.

(g) “Committee” means the Compensation Committee of the Board or any subcommittee thereof.

(h) “Common Stock” means the $.0001 par value common stock of the Company.

(i) “Company” shall mean Smart Balance, Inc., a Delaware corporation, together with any successor thereto.

(j) “Company Entity” means a corporation or other entity in which the Company holds a controlling interest under Treas. Reg. § 1.414(c)-2(b)(2)(i), but determined by applying the phrase “at least 50 percent” in the place of the phrase “at least 80 percent” each place that it appears in such Treasury Regulation or Section 1563(a) of the Code and each other entity so designated by the Committee as an Affiliate for “legitimate business reasons” (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)) in which the Company holds a controlling interest under Treasury Regulation §1.414(c)-2(b)(2)(i), but determined by applying the phrase “at least 20 percent” in the place of the phrase “at least 80 percent” in each place it appears in such Treasury Regulation or Section 1563(a) of the Code.

(k) “Disability” means a determination by the Company to terminate the service relationship between the Company and all Company Entities and a Participant based on the inability of a Participant to perform a material portion of his or her duties and responsibilities on behalf of the Company or a Company Entity due to a physical or mental condition that is expected to last indefinitely.

(l) “Effective Date” means May 21, 2007.

(m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and as interpreted by applicable regulations, rulings, notices and other similar guidance. Any reference to a specific provision of the Exchange Act includes any successor provision and any guidance issued under such provision.

(n) “Fair Market Value” shall mean with respect to a Share, for purposes of determining the minimum exercise price of an Option on the Grant Date or otherwise, (i) if the Shares are readily tradable on an established securities market, the closing price of a Share on such market on the Grant Date or (ii) if the Shares are not readily tradable on an established securities market, the value determined by the Committee as of the Grant Date through the reasonable application of a reasonable valuation method and otherwise in accordance with Treas. Reg. § 1.409A-1(b)(5)(iv)(B).

(o) “Grant Date” means the date on which all corporate action required to duly authorize and effect the grant of the Award is first completed or the first date on which all conditions precedent to the effectiveness of the Award are fully satisfied, if later.

(p) “Option” shall mean the right to purchase Shares at a stated price in accordance with the terms of this Plan and the underlying Award Agreement.

(q) “Participant” shall mean a permanent full-time employee (defined as at least 32 hours per week) of the Company or any Company Entity and who enters into a written Award Agreement with the Company. Only Participants shall be entitled to receive Awards under this Plan.

(r) “Performance Cycle” means a time period of not less than one (1) and not more than five (5) years as specified by the Committee at the time Performance Awards are granted during which the performance of the Company will be measured.

(s) “Performance Goals” means any goals the Committee establishes that relate to one or more of the following with respect to the Company or any one or more Company Entities or other business units: revenue; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; cost of goods sold; ratio of debt to debt plus equity; profit before tax; gross profit; net profit; gross sales; net sales; product units sold; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; Fair Market Value of Shares; basic earnings per share; diluted earnings per share; return on shareholder equity; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); average inventories (calculated by taking the average of inventories at the end of each month); return on average total capital employed; return on net assets employed before interest and taxes; economic value added; and/or return on year-end equity.

(t) “Performance-Based Restricted Stock” means Awards of Restricted Stock that are contingent upon the attainment of specified Performance Goals within the Performance Cycle and that are subject to the terms and conditions provided in Section 6(b)-(e) hereof.

(u) “Plan” shall mean the Amended and Restated Smart Balance, Inc. Incentive Stock and Awards Plan, as set forth herein and as amended from time to time.

(v) “Restricted Stock” means Shares that are issued to a Participant under this Plan and subject to a risk of forfeiture and/or restrictions on transfer that constitute a substantial risk of forfeiture for purposes of Section 83 of the Code and that may lapse upon the achievement or partial achievement of Performance Goals during the period specified by the Committee and/or upon the completion of a period of service, as established by the Committee and reflected in the applicable Award Agreement.

(w) “Restricted Stock Units” mean the right to receive Shares and/or Restricted Stock at a future date, subject to the completion of such Performance Goals and/or upon the completion of a period of service, as the Committee shall establish as part of the Award Agreement. Prior to the achievement of such Performance Goals and/or upon the completion of a period of service, the Participant shall have no rights with respect to such Restricted Stock Units, except as set forth in the underlying Award Agreement. Each Restricted Stock Unit shall correspond and relate to one Share under this Plan.

(x) “Share” means a share of Common Stock.

(y) “Separation From Service” shall mean with respect to an employee the termination of the employee’s employment with the Company and all Company Entities, provided that, notwithstanding such termination of the employment relationship between the employee and the Company and all Company Entities, the employee shall not be deemed to have had a Separation from Service where it is reasonably anticipated that the level of bona fide services that the employee will perform (whether as an employee or independent contractor) following such termination for the Company and all Company Entities would be twenty percent (20%) or more of the average level of bona fide services performed by the employee (whether as an employee or independent contractor) for the Company and all Company Entities over the immediately preceding thirty-six (36) month period (or such lesser period of actual service). In such event, Separation from Service shall mean the permanent reduction of the level of bona fide services to be performed by the employee (whether as an employee or independent contractor) to a level that is less than twenty percent (20%) of the average level of bona fide services performed by the employee (whether as an employee or independent contractor) during the thirty-six (36) month period (or such lesser period of actual service) immediately prior to the termination of the employee’s employment relationship. A Separation from Service shall not be deemed to have occurred if the employee is absent from active employment due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed the greater of (i) six months or (ii) the period during which the Employee’s right to reemployment by the Company or any Company Entity is provided either by statute or contract. “Separation of Service” with respect to a consultant or advisor who is an independent contractor with respect to the Company for income and employment tax purposes means a good-faith and complete termination of the service relationship with the consultant or advisor at a time when there is no reasonable expectation that the consultant or advisor will provide further services in the future either as an independent contractor or employee.

(z) “Tax Obligation” means with respect to any period an amount equal to the total obligation of the Company to withhold and deposit federal, state or local employment and income taxes with respect to an Award.

SPECIAL MEETING OF STOCKHOLDERS OF

SMART BALANCE, INC.

January 21, 2010

The Company's proxy statement and proxy card are available online at:
http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=26110.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033000000000000000 1 012110

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.